Exhibit 99.1

PRO FORMA VALUATION REPORT
QUAINT OAK BANCORP, INC.

PROPOSED HOLDING COMPANY FOR
QUAINT OAK BANK

Southampton, Pennsylvania

Dated as Of:
March 9, 2007

RP® Financial, LC.
1700 North Moore Street
Suite 2210
Arlington, Virginia 22209

RP® FINANCIAL, LC.

Financial Services Industry Consultants

March 9, 2007

Board of Directors
Quaint Oak Bancorp, Inc.
Quaint Oak Bank
607 Lakeside Drive
Southampton, Pennsylvania 18966

Members of the Board of Directors:

        At your request, we have completed and hereby provide an independent appraisal (“Appraisal”) of the estimated pro forma market value of the common stock which is to be offered in connection with the plan of conversion described below. This Appraisal is furnished pursuant to the conversion regulations promulgated by the Office of Thrift Supervision (“OTS”). Specifically, this Appraisal has been prepared in accordance with the “Guidelines for Appraisal Reports for the Valuation of Savings and Loan Associations Converting from Mutual to Stock Form of Organization” as set forth by the OTS, and applicable regulatory interpretations thereof. Such Valuation Guidelines are relied upon by the Federal Deposit Insurance Corporation (“FDIC”) and the Pennsylvania Department of Banking in the absence of separate written valuation guidelines.

Description of Plan of Conversion

        On February 15, 2007, Quaint Oak Savings Bank adopted a plan of conversion and reorganization, pursuant to which Quaint Oak would be converted from a Pennsylvania chartered mutual savings bank to a Pennsylvania chartered stock savings bank to be known as Quaint Oak Bank (“Quaint Oak” or the “Bank”). The plan indicated that in conjunction with the mutual-to-stock conversion of Quaint Oak (the “Conversion”), the Bank will become a wholly owned subsidiary of Quaint Oak Bancorp, Inc. (“Quaint Oak Bancorp” or the “Company”), a Pennsylvania corporation, which will sell shares of common stock to the public in a stock offering. When the stock issuance is completed, all of the capital stock of the Bank will be owned by Quaint Oak Bancorp, and all of the common stock of Quaint Oak Bancorp will be owned by public stockholders.

        Pursuant to the plan of conversion, Quaint Oak Bancorp will offer its stock in a subscription offering to Eligible Account Holders, Employee Stock Ownership Plan, Supplemental Eligible Account Holders and Other Depositors. To the extent that shares remain available for purchase after satisfaction of all subscriptions received in the subscription offering, the shares may be offered for sale in a direct or syndicated community offering.

Washington Headquarters Rosslyn Center 1700 North Moore Street, Suite 2210 Arlington, VA 22209 www.rpfinancial.com	Telephone: (703) 528-1700 Fax No.: (703) 528-1788 Toll-Free No.: (866) 723-0594 E-Mail: mail@rpfinancial.com

Board of Directors
March 9, 2007

        At this time, no other activities are contemplated for Quaint Oak Bancorp other than the ownership of the Bank, a loan to the newly-formed ESOP, potential payment of cash dividends to shareholders and reinvestment of the proceeds that are retained by Quaint Oak Bancorp. In the future, Quaint Oak Bancorp may acquire or organize other operating subsidiaries, diversify into other banking-related activities and/or repurchase its stock, although there are no specific plans to undertake such activities at the present time.

RP® Financial, LC.

        RP® Financial, LC. (“RP Financial”) is a financial consulting firm serving the financial services industry nationwide that, among other things, specializes in financial valuations and analyses of business enterprises and securities, including the pro forma valuation for savings institutions converting from mutual-to-stock form. The background and experience of RP Financial is detailed in Exhibit V-1. We believe that, except for the fee we will receive for our appraisal, we are independent of the Bank and the other parties engaged by Quaint Oak to assist in the corporate reorganization and stock issuance process.

Valuation Methodology

        In preparing our appraisal, we have reviewed the Bank’s and the Company’s regulatory applications, including the prospectus as filed with the FDIC, the Pennsylvania Department of Banking and the Securities and Exchange Commission (“SEC”). We have conducted a financial analysis of the Bank that has included due diligence related discussions with Quaint Oak’s management; Beard Miller Company, LLP, the Bank’s independent auditor; Elias, Matz, Tiernan & Herrick, LLP, Quaint Oak’s conversion counsel; and Ryan Beck & Co., Inc., which has been retained as the financial and marketing advisor in connection with the Bank’s stock offering. All conclusions set forth in the Appraisal were reached independently from such discussions. In addition, where appropriate, we have considered information based on other available published sources that we believe are reliable. While we believe the information and data gathered from all these sources are reliable, we cannot guarantee the accuracy and completeness of such information.

        We have investigated the competitive environment within which Quaint Oak operates and have assessed the Bank’s relative strengths and weaknesses. We have monitored all material regulatory and legislative actions affecting financial institutions generally and analyzed the potential impact of such developments on Quaint Oak and the industry as a whole to the extent we were aware of such matters. We have analyzed the potential effects of the stock conversion on the Bank’s operating characteristics and financial performance as they relate to the pro forma market value of Quaint Oak Bancorp. We have reviewed the economy and demographic characteristics of the primary market area in which the Bank currently operates. We have compared Quaint Oak’s financial performance and condition with publicly-traded thrift institutions evaluated and selected in accordance with the Valuation Guidelines, as well as all publicly-traded thrifts and thrift holding companies. We have reviewed conditions in the

Board of Directors
March 9, 2007

securities markets in general and the market for thrifts and thrift holding companies, including the market for new issues.

        The Appraisal is based on Quaint Oak’s representation that the information contained in the regulatory applications and additional information furnished to us by the Bank and its independent auditors, legal counsel, investment bankers and other authorized agents are truthful, accurate and complete. We did not independently verify the financial statements and other information provided by the Bank, or its independent auditors, legal counsel, investment bankers and other authorized agents nor did we independently value the assets or liabilities of the Bank. The valuation considers Quaint Oak only as a going concern and should not be considered as an indication of the Bank’s liquidation value.

        Our appraised value is predicated on a continuation of the current operating environment for the Bank and the Company and for all thrifts and their holding companies. Changes in the local and national economy, the federal and state legislative and regulatory environments for financial institutions and mutual holding companies, the stock market, interest rates, and other external forces (such as natural disasters or significant world events) may occur from time to time, often with great unpredictability, and may materially impact the value of thrift stocks as a whole or the Bank’s value alone. It is our understanding that Quaint Oak intends to remain an independent institution and there are no current plans for selling control of the Bank as a converted institution. To the extent that such factors can be foreseen, they have been factored into our analysis.

        The estimated pro forma market value is defined as the price at which the Company’s stock, immediately upon completion of the offering, would change hands between a willing buyer and a willing seller, neither being under any compulsion to buy or sell and both having reasonable knowledge of relevant facts.

Valuation Conclusion

        It is our opinion that, as of March 9, 2007, the estimated aggregate pro forma market value of the shares to be issued immediately following the conversion, equaled $10,500,000 at the midpoint, equal to 1,050,000 shares offered at a per share value of $10.00. Pursuant to conversion guidelines, the 15% offering range indicates a minimum value of $8,925,000 and a maximum value of $12,075,000. Based on the $10.00 per share offering price determined by the Board, this valuation range equates to total shares outstanding of 892,500 at the minimum and 1,207,500 at the maximum. In the event the appraised value is subject to an increase, the aggregate pro forma market value may be increased up to a supermaximum value of $13,886,250 without a resolicitation. Based on the $10.00 per share offering price, the supermaximum value would result in total shares outstanding of 1,388,625. Based on this valuation range, the offering range is as follows: $8,925,000 at the minimum, $10,500,000 at the midpoint, $12,075,000 at the maximum and $13,886,250 at the supermaximum. Based on the $10.00 per share offering price, the number of offering shares is as follows: 892,500 at the minimum, 1,050,000 at the midpoint, 1,207,500 at the maximum and 1,388,625 at the supermaximum.

Board of Directors
March 9, 2007

Limiting Factors and Considerations

        The valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing shares of the common stock. Moreover, because such valuation is determined in accordance with applicable regulatory guidelines and is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons who purchase shares of common stock in the conversion will thereafter be able to buy or sell such shares at prices related to the foregoing valuation of the estimated pro forma market value thereof. The appraisal reflects only a valuation range as of this date for the pro forma market value of Quaint Oak Bancorp immediately upon issuance of the stock and does not take into account any trading activity with respect to the purchase and sale of common stock in the secondary market on the date of issuance of such securities or at anytime thereafter following the completion of the public stock offering.

        The valuation prepared by RP Financial in accordance with applicable regulatory guidelines was based on the financial condition and operations of Quaint Oak as of December 31, 2006, the date of the financial data included in the prospectus.

        RP Financial is not a seller of securities within the meaning of any federal and state securities laws and any report prepared by RP Financial shall not be used as an offer or solicitation with respect to the purchase or sale of any securities. RP Financial maintains a policy which prohibits RP Financial, its principals or employees from purchasing stock of its financial institution clients.

Board of Directors
March 9, 2007

        The valuation will be updated as provided for in the conversion regulations and guidelines. These updates will consider, among other things, any developments or changes in the financial performance and condition of Quaint Oak, management policies, and current conditions in the equity markets for thrift stocks, both existing issues and new issues. These updates may also consider changes in other external factors which impact value including, but not limited to: various changes in the federal and state legislative and regulatory environments for financial institutions, the stock market and the market for thrift stocks, and interest rates. Should any such new developments or changes be material, in our opinion, to the valuation of the shares, appropriate adjustments to the estimated pro forma market value will be made. The reasons for any such adjustments will be explained in the update at the date of the release of the update.

Respectfully submitted, RP® FINANCIAL, LC. /s/ Ronald S. Riggins Ronald S. Riggins President and Managing Director /s/ James J. Oren James J. Oren Senior Vice President

RP® Financial, LC.

TABLE OF CONTENTS
QUAINT OAK BANK
Southampton, Pennsylvania

DESCRIPTION	PAGE NUMBER
CHAPTER ONE OVERVIEW AND FINANCIAL ANALYSIS
Introduction	1.1
The Plan of Conversion	1.1
Strategic Overview	1.2
Balance Sheet Trends	1.4
Income and Expense Trends	1.7
Interest Rate Risk Management	1.10
Lending Activities and Strategy	1.10
Asset Quality	1.13
Funding Composition and Strategy	1.13
Subsidiary Activity	1.14
Legal Proceedings	1.14

CHAPTER TWO MARKET AREA
Introduction	2.1
National Economic Factors	2.3
Economic and Interest Rate Environment	2.4
Market Area Demographics	2.5
Summary of Local Economy	2.7
Market Area Deposit Characteristics	2.12
Summary	2.12

CHAPTER THREE PEER GROUP ANALYSIS
Peer Group Selection	3.1
Financial Condition	3.4
Income and Expense Components	3.7
Loan Composition	3.11
Credit Risk	3.13
Interest Rate Risk	3.13
Summary	3.16

RP® Financial, LC.

TABLE OF CONTENTS
QUAINT OAK BANK
Southampton, Pennsylvania
(continued)

DESCRIPTION	PAGE NUMBER
CHAPTER FOUR VALUATION ANALYSIS

Introduction	4.1
Appraisal Guidelines	4.1
RP Financial Approach to the Valuation	4.1
Valuation Analysis	4.2
1. Financial Condition	4.3
2. Profitability, Growth and Viability of Earnings	4.4
3. Asset Growth	4.5
4. Primary Market Area	4.6
5. Dividends	4.7
6. Liquidity of the Shares	4.8
7. Marketing of the Issue	4.8
A. The Public Market	4.9
B. The New Issue Market	4.14
C. The Acquisition Market	4.16
8. Management	4.18
9. Effect of Government Regulation and Regulatory Reform	4.18
Summary of Adjustments	4.18
Valuation Approaches	4.19
1. Price-to-Earnings (“P/E”)	4.20
2. Price-to-Book (“P/B”)	4.21
3. Price-to-Assets (“P/A”)	4.23
Comparison to Recent Offerings	4.23
Valuation Conclusion	4.24

RP® Financial, LC.

LIST OF TABLES QUAINT OAK BANK Southampton, Pennsylvania

TABLE NUMBER	DESCRIPTION	PAGE
1.1	Historical Balance Sheets	1.5
1.2	Historical Income Statements	1.8
2.1	Map of Branch Office Network	2.2
2.2	Summary Demographic Data	2.6
2.3	Employment by Sector	2.8
2.4	Largest Employers in the Greater Philadelphia Region	2.9
2.5	Market Area Unemployment Trends	2.11
2.6	Deposit Summary	2.13
3.1	Peer Group of Publicly-Traded Thrifts	3.3
3.2	Balance Sheet Composition and Growth Rates	3.5
3.3	Income as a Percent of Average Assets and Yields, Costs, Spreads	3.8
3.4	Loan Portfolio Composition and Related Information	3.12
3.5	Credit Risk Measures and Related Information	3.14
3.6	Interest Rate Risk Measures and Net Interest Income Volatility	3.15
4.1	Market Area Unemployment Rates	4.7
4.2	Pricing Characteristics and After-Market Trends	4.15
4.3	Market Pricing Comparatives	4.17
4.4	Valuation Adjustments	4.19
4.5	Public Market Pricing	4.22

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Page 1.1

I. OVERVIEW AND FINANCIAL ANALYSIS

Introduction

        Quaint Oak Bank (“Quaint Oak” or the “Bank”) primarily serves Bucks, Montgomery, and Philadelphia Counties, as well as the other counties within the Philadelphia metropolitan area of Pennsylvania through a headquarters office in the city of Southampton, Pennsylvania (Bucks County). A map of the Bank’s office location is shown in Exhibit I-1. Quaint Oak is a member of the Federal Home Loan Bank (“FHLB”) system, and its deposits are insured up to the regulatory maximums by the Federal Deposit Insurance Corporation (“FDIC”). At December 31, 2006, the Bank had $61.2 million in assets, $55.8 million in deposits and total equity of $4.7 million, equal to 7.7% of total assets. The Bank’s audited financial statements are included by reference as Exhibit I-2.

The Plan of Conversion

        The Plan of Conversion indicates that in conjunction with the mutual-to-stock conversion of the Bank (the “Conversion”), the Bank will become a wholly-owned subsidiary of Quaint Oak Bancorp, Inc. (“Quaint Oak Bancorp” or the “Company”), a Pennsylvania corporation, which will issue all of its common stock to the public. Quaint Oak will also amend and restate its mutual savings bank charter as a Pennsylvania stock savings bank charter. After the conversion and offering are completed, all of Quaint Oak’s stock will be owned by Quaint Oak Bancorp, and all of Quaint Oak Bancorp’s stock will, in turn, be owned by the public. Concurrent with the Conversion, the Company will retain up to 50% of the net proceeds from the sale of stock, with the balance of the net proceeds downstreamed to the Bank.

        The Company’s post-conversion activity will be ownership of its subsidiary, Quaint Oak, investment of the net cash proceeds retained at the holding company level and extending a loan to the Bank’s employee stock ownership plan stock (“ESOP”), which will purchase 8% of the shares issued in the Conversion. The Company will also establish a benefit plan, the Management Retention Plan (“MRP”), as part of the Conversion, in an amount equal to 4% of the shares issued in the offering, along with a stock option plan that will have 10% of the shares issued in the offering reserved for future rewards. Subsequent activities of the Company may

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Page 1.2

include payment of regular or special dividends, acquisitions of other financial institutions or branch offices of other financial institutions and/or stock repurchases.

Strategic Overview

        Founded in 1926, Quaint Oak operated as a privately-insured building and loan association through the end of 1999, serving a local customer base and operated in a safe and sound manner. During the late 1990s, the Commonwealth of Pennsylvania decided to end the private insurance of building and loan associations, and forced Quaint Oak, along with a number of other institutions, into FDIC membership or to be consolidated with other FDIC-insured institutions. On January 1, 2000, Quaint Oak obtained FDIC insurance and simultaneously converted its charter to a state-chartered savings bank. Prior to 2000, Quaint Oak remained a very small institution (assets of less than $20 million), and provided very limited products and services to members, including limited office hours and personnel.

        Upon converting to a state-charted savings bank, the Bank’s board of directors decided that a change in strategy was required in order for the Bank to remain a viable institution. Quaint Oak has since followed a strategy of expanding the balance sheet though raising additional deposits and increasing the level of lending activities. A board member, Mr. Robert Strong, began providing the Bank with a source of commercial real estate loans through his commercial real estate mortgage brokerage company. The level of residential lending activities was also increased. Additional deposit funds for lending were raised through somewhat “wholesale” means, and such funds are concentrated in savings accounts and certificates of deposit. The Bank does not offer checking accounts. This operating strategy has enabled the Bank to operate continuously from a single office location, with minimal investment in fixed assets and employees. As of December 31, 2006, there were only six full-time employees at the Bank. This has resulted in a very low operating expense ratio, and high levels of net income on a return on equity basis.

        Mr. Strong was appointed President and CEO of the Bank in 2001. Additional personnel have recently been hired, primarily in the lending area, in order to support continued future growth, post-conversion. One of the Bank’s limiting factors to more fully executing the business plan has been the low tangible capital base, which equaled 7.7% as of December 31, 2006.

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Page 1.3

        The post-offering business plan of the Bank is expected to continue to focus on products and services which have facilitated Quaint Oak’s recent growth. Specifically, Quaint Oak will continue to be an independent community-oriented financial institution with a commitment to local residential and commercial real estate financing with operations funded by deposits, borrowings, equity capital and internal cash flows.

        To enable additional growth by the Bank, and to continue to meet regulatory capital requirements and remain well-capitalized, the Bank’s Board of Directors has elected to complete a standard conversion stock offering. The capital realized from the stock offering will increase the operating flexibility and overall financial strength. The additional capital realized from stock proceeds will increase the capital ratio and enable additional asset growth at the Bank level, improve liquidity to support funding of future loan growth and other interest-earning assets. Quaint Oak’s higher capital position resulting from the infusion of stock proceeds will also serve to reduce interest rate risk, particularly through enhancing the Bank’s interest-earning assets to interest-bearing liabilities (“IEA/IBL”) ratio. The stock offering proceeds will provide supplemental funding for lending and increase the Bank’s loan growth potential. At this time, the Bank’s conversion business plan provides for asset growth of the Bank in order to improve net income levels. The anticipated uses of proceeds are highlighted below.

•	Quaint Oak Bancorp, Inc. Quaint Oak Bancorp intends to retain up to 50% of the net offering proceeds after expenses. At present, funds at the holding company level are expected to be deposited at the Bank level for use in re-investment in earning assets, primarily loans receivable. Over time, the funds retained at the holding company level may be utilized for various corporate purposes, possibly including acquisitions, infusing additional funds or equity into the Bank, repurchases of common stock, and the payment of regular and/or special cash dividends.
•	Quaint Oak. At least 50% of the net stock proceeds will be infused into the Bank. Cash proceeds (i.e., net proceeds less deposits withdrawn to fund stock purchases) infused into the Bank are anticipated to become part of general operating funds, and are expected to be primarily utilized to fund loan growth.

        Overall, it is the Bank’s objective to pursue growth that will serve to increase returns, while, at the same time, growth will not be pursued that could potentially compromise the overall risk associated with Quaint Oak’s operations.

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Page 1.4

Balance Sheet Trends

        Table 1.1 shows the Bank’s historical balance sheet data since fiscal year ended December 31, 2002. From fiscal year end 2002 through 2006, the Bank’s assets increased at a 17.0% annual rate. For the most recent fiscal year, assets increased $4.1 million or 7.3% to $61.2 million at December 31, 2006 compared to $57.1 million at December 31, 2005. For fiscal 2006, assets increased primarily due to increases in loans receivable, net of allowance for loan losses, and cash and cash equivalents, including interest bearing deposits. Since fiscal 2002, asset growth was largely the result of loan growth, with loans constituting the major portion of the Bank’s IEA composition. Loan growth has been funded with a combination of deposits and, to a lesser extent, borrowings. A summary of the Bank’s key operating ratios for the past two fiscal years are presented in Exhibit I-3.

        The Bank’s loans receivable portfolio increased at a 21.0% annual rate from fiscal year end 2002 through 2006, with the portfolio exhibiting positive growth each year since 2002. The Bank’s higher loan growth rate compared to its asset growth rate provided for an increase in the loans-to-assets ratio from 77.8% at fiscal year end 2002 to 89.1% at fiscal year end 2006. The Bank’s historical emphasis on 1-4 family first mortgage lending is reflected in its loan portfolio composition, as 56.4% of total loans receivable consisted of 1-4 family first mortgage loans at the latest date examined.

        Trends in the Bank’s loan portfolio composition over the past fiscal year shows that the concentration of 1-4 family first mortgage loans comprising total loans declined from 57.8% at fiscal year end 2005 to 56.3% at fiscal year end 2006. Recently, lending diversification by the Bank has emphasized origination of commercial real estate and multi-family residential lending, growing from 35.5% to 37.2% of total loans within the last year. Consumer loans, consisting of home equity loans and loans secured by deposits have not been growth areas for the Bank, and totaled 6.4% and a very small percentage of the loan portfolio, respectively, at December 31, 2006. The proportion of these loans in the loan portfolio has declined over the past year.

        As shown in Table 1.1, over the past five years, the Bank’s level of cash and cash equivalents ranged from $7.0 million, or 21.4% of assets at fiscal year end 2002 to $5.9 million, or 9.7% of assets at December 31, 2006. The Bank also maintained a FHLB stock balance of

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Page 1.5

Table 1.1
Quaint Oak Bank
Historical Balance Sheets

	As of December 31,										12/31/02- 12/31/06 Annual. Growth Rate
	2002		2003		2004		2005		2006
	Amount ($000)	Pct(1) (%)	Amount ($000)	Pct(1) (%)	Amount ($000)	Pct(1) (%)	Amount ($000)	Pct(1) (%)	Amount ($000)	Pct(1) (%)	Pct (%)
Total Amount of:
Assets	$32,678	100.00%	$40,636	100.00%	$51,220	100.00%	$57,065	100.00%	$61,206	100.00%	16.99%
Loans Receivable (net)	25,429	77.82%	35,571	87.54%	43,439	84.81%	52,690	92.33%	54,553	89.13%	21.02%
Cash, Cash Equivalents, Int. Earn. Deps	6,983	21.37%	4,651	11.45%	7,312	14.28%	3,771	6.61%	5,908	9.65%	-4.09%
FHLB Stock	88	0.27%	176	0.43%	214	0.42%	248	0.43%	263	0.43%	31.54%
Fixed Assets	39	0.12%	25	0.06%	35	0.07%	33	0.06%	46	0.08%	4.68%
Other Assets	140	0.43%	213	0.53%	219	0.43%	324	0.57%	436	0.71%	32.83%

Deposits	29,373	89.89%	36,280	89.28%	46,889	91.55%	51,612	90.44%	55,750	91.09%	17.37%
FHLB Advances, Other Borrowed Funds	0	0.00%	500	1.23%	0	0.00%	500	0.88%	0	0.00%	NM
Other Liabilities	648	1.98%	761	1.87%	694	1.36%	786	1.38%	719	1.17%	2.61%
Retained Earnings	2,656	8.13%	3,095	7.62%	3,636	7.10%	4,167	7.30%	4,737	7.74%	15.56%

AFS Adjustment	0	0.00%	0	0.00%	0	0.00%	0	0.00%	0	0.00%	—

Offices Open	1		1		1		1		1		—

(1) Ratios are as a percent of ending assets.

Source: Audited financial statements and RP Financial calculations.

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Page 1.6

$263,000 at the same date. Other than cash, cash equivalents and interest-earning time deposits, Quaint Oak does not maintain an investment portfolio, preferring to invest available funds into loans receivable.

        Fixed assets totaled a minimal $46,000 or 0.1% of assets at December 31, 2006, consisting of furniture, fixtures, equipment, and leasehold improvements of the main office location. This low investment in fixed assets has assisted in enhancing profitability, as earning assets have been maximized.

        Over the past five years, the Bank’s funding needs have been substantially met through retail deposits, internal cash flows, borrowings and retained earnings. From fiscal year end 2002 through 2006, the Bank’s deposits increased at an annual rate of 17.4%, with deposits increasing steadily throughout the five years. As of December 31, 2006, reported deposits of $55.8 million, or 91.1% of assets. CDs have consistently accounted for the major portion of the Bank’s deposit composition, and equaled 79.5% of total deposits at December 31, 2006. The remaining balance of deposits consists of statement savings accounts, 12.1% of total deposits and passbook savings accounts, 8.4% of total deposits. The Bank does not currently offer checking accounts and has not solicited deposits from outside Pennsylvania or paid fees to brokers to solicit funds for deposit.

        Borrowings serve as an alternative funding source for the Bank to address funding needs for growth and to support management of deposit costs and interest rate risk, however it has been used sparingly by the Bank. The Bank had a zero balance of borrowings at December 31, 2006, versus $500,000 of FHLB advances outstanding at December 31, 2005.

        Since fiscal year end 2002, the Bank has recorded steady profits that have translated into an annual equity increase of 15.6%. The asset growth recorded since fiscal 2002 has resulted in a decline in the equity-to-assets ratio from 8.1% at fiscal year end 2002 to 7.7% at fiscal year end 2006. At that same date, the Bank maintained a “well capitalized” status for regulatory purposes. The addition of stock proceeds will serve to strengthen the Bank’s capital positions and competitive posture within its primary market area, as well as support expansion of the asset base.

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Page 1.7

Income and Expense Trends

        Table 1.2 shows the Bank’s historical income statements since fiscal 2002. The Bank has maintained profitable operations for the past five years, supported by the steady increase in the dollar amount of net interest income. Profits peaked in fiscal 2006 at $570,000, or 0.96% of average assets. The recent downward trend reflected in the Bank’s return on average assets (“ROAA”) ratio, however, has been mostly related to a declining net interest margin, as funding costs have increased faster than IEA yields in the recent interest rate environment containing the flat yield curve. Net interest income and operating expenses represent the primary components of the Bank’s core earnings. Other revenue sources are limited, due to the lack of a transaction account deposit base, which would provide deposit fee and service charge income. Favorable real estate market conditions, adequate management of lending activities, and an active emphasis on 1-4 family lending have served to limit the amount of loan chargeoffs since 2002, although loan loss provisions have been established since fiscal 2002 in order to build the valuation allowance balance in concert with the growth in the loan portfolio. Non-operating income has been limited to a gain resulting from the charter conversion to FDIC insurance.

        The Bank’s net interest income to average assets ratio fluctuated from a high of 3.59% during fiscal 2003 to a low of 3.10% during fiscal 2006. The net interest income ratio has declined largely from spread compression as short-term interest rates have increased and the yield curve has flattened. Specifically, since fiscal 2003, the Bank’s funding costs have increased more than yields earned on assets. Similarly, the Bank’s interest rate spread declined from 3.09% for fiscal 2005 to 2.83% for fiscal 2006, implying that the downward trend in the net interest margin may continue into fiscal 2007. The Bank’s historical interest rate spreads and yields and costs are set forth in Exhibits I-3 and I-4.

        Consistent with the Bank’s traditional strategy, lack of transaction deposit accounts and small size, non-interest operating income has been a modest contributor to revenue. Non-interest income ratio has generally increased over the last three years to the current rate of 0.04% of average assets, while the dollar level has trended higher to $25,000 as of fiscal 2006. As noted, such income consists substantially of fees and service charges generated from retail banking activities, which are somewhat limited by the absence of checking accounts and limited fee income generating activities.

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Table 1.2
Quaint Oak Bank
Historical Income Statements

	For the Fiscal Year Ended December 31,
	2002		2003		2004			2005		2006
	Amount ($000)	Pct(1) (%)	Amount ($000)	Pct(1) (%)	Amount ($000)	Pct(1) (%)		Amount ($000)	Pct(1) (%)	Amount ($000)	Pct(1) (%)
Interest Income	$1,733	5.30%	$2,096	5.72%	$2,503	5.45%		$3,193	5.90%	$3,933	6.65%
Interest Expense	(671)	-2.05%	(780)	-2.13%	(906)	-1.9	7%	(1,469)	-2.71%	(2,098)	-3.55%

Net Interest Income	$1,062	3.25%	$1,316	3.59%	$1,597	3.48%		$1,724	3.18%	$1,835	3.10%
Provision for Loan Losses	(10)	-0.03%	(65)	-0.18%	(114)	-0.2	5%	(144)	-0.27%	(144)	-0.24%

Net Interest Income after Provisions	$1,052	3.22%	$1,251	3.41%	$1,483	3.23%		$1,580	2.92%	$1,691	2.86%

Other Income	$10	0.03%	$9	0.02%	$12	0.03%		$13	0.02%	$25	0.04%
Operating Expense	(484)	-1.48%	(546)	-1.49%	(634)	-1.3	8%	(728)	-1.34%	(787)	-1.33%

Net Operating Income	$577	1.77%	$714	1.95%	$861	1.88%		$865	1.60%	$929	1.57%

Nonrecurring Income (Expense)
PSAIC Dissolution	$65	0.20%	$0	0.00%	$0	0.00%		$0	0.00%	$0	0.00%

Net Income Before Tax	$642	1.96%	$714	1.95%	$861	1.88%		$865	1.60%	$929	1.57%
Income Taxes	(191)	-0.59%	(275)	-0.75%	(320)	-0.7	0%	(334)	-0.62%	(359)	-0.61%

Net Income (Loss)	$450	1.38%	$438	1.20%	$541	1.18%		$531	0.98%	$570	0.96%

Adjusted Earnings:
Net Income	$450	1.38%	$438	1.20%	$541	1.18%		$531	0.98%	$570	0.96%
Add (Deduct): Non-Operating (Inc)/Exp	(65)	-0.20%	0	0.00%	0	0.00%		0	0.00%	0	0.00%
Tax Effect (2)	25	0.08%	0	0.00%	0	0.00%		0	0.00%	0	0.00%

Adjusted Earnings:	$411	1.26%	$438	1.20%	$541	1.18%		$531	0.98%	$570	0.96%

Expense Coverage Ratio	219.3%		240.8%		251.9%			236.8%		233.1%
Efficiency Ratio	45.2%		41.2%		39.4%			41.9%		42.3%
Return on Equity	17.0%		15.2%		16.1%			13.6%		12.8%
Effective Tax Rate	29.8%		38.6%		37.2%			38.7%		38.6%
(1)	Ratios are as a percent of average assets.
(2)	Assumes a 39% tax rate.

Source: Audited financial statements and RP Financial calculations.

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Page 1.9

        The Bank’s operating expenses steadily rose from a low of $484,000 during fiscal year 2002 to a high of $787,000 during fiscal year 2006, however the operating expense ratio steadily declined from 2003 to 2006. The decrease in the operating expense ratio since fiscal 2003 to the current level of 1.33% of average assets has been the result of asset growth outpacing the growth rate in the Bank’s operating expenses. Upward pressure will be placed on the Bank’s operating expense ratio following the stock offering, due to expenses associated with operating as a publicly-traded company, including expenses related to the employee stock ownership plan. At the same time, the increase in capital realized from the stock offering will increase the Bank’s capacity to leverage operating expenses through pursuing additional balance sheet growth.

        Overall, the general trends in the net interest income and operating expense ratios since fiscal 2004 reflect a decline in core earnings potential, as indicated by the expense coverage ratio (net interest income divided by operating expenses). The Bank’s expense coverage ratio has gradually declined to 2.33 times for the most recent 12 month period, although this continues to represent a favorable ratio to support profitable operations. The slight decline in the expense coverage ratio was the result of a decline in the net interest income ratio and a slower decline in the operating expense ratio. Similarly, the Bank’s efficiency ratio (operating expense, as a percent of the sum of net interest income and other operating income) has slightly increased since 2004 to the current ratio of 42.3%, recognizing that a higher ratio is less favorable. This efficiency ratio, however, remains relatively low compared to industry standards.

        Over the past five fiscal years, the Bank’s conservative lending activities and rising real estate values have served to limit the amount of loss provisions established during the period due to loan chargeoffs. Due to the increase in overall loans receivable, since 2002 loan loss provisions have been steadily increasing and totaled $144,000, or 0.24% of average assets for the last 12 months. As of December 31, 2006, the Bank maintained valuation allowances of $575,000, equal to 1.05% of net loans receivable (not unusual given the focus on commercial real estate loans) and 295.0% of non-performing assets. Exhibit I-5 sets forth the Bank’s loan loss allowance activity since fiscal 2005.

        The Bank’s effective tax rate equaled 38.6% during the 12 months ended December 31, 2006. As set forth in the prospectus, the Bank’s marginal effective tax rate equals 39%.

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Interest Rate Risk Management

        The Bank’s balance sheet is liability-sensitive in the short-term and, thus, the net interest margin will typically be adversely affected during periods of rising and higher interest rates, as well as during periods when the yield curve becomes flatter due to short-term interest rates rising faster than long-term interest rates. As of December 31, 2006, the Bank’s cumulative interest rate gap in the one year time frame was a negative 28.9%, indicating a level of interest rate risk. (see Exhibit I-6).

        The Bank pursues a number of strategies to manage interest rate risk, particularly with respect to seeking to limit the repricing mismatch between interest rate sensitive assets and liabilities. The Bank manages interest rate risk from the asset side of the balance sheet through maintaining a balance of short term cash, cash equivalents and interest earning time deposits, and diversifying into other types of lending beyond 1-4 family permanent mortgage loans which consist primarily of shorter term and adjustable rate commercial real estate and multi-family loans. As of December 31, 2006, of the Bank’s total loan portfolio, $7.9 million, or 14.3% were scheduled to mature during fiscal 2007 (see Exhibit I-7). Of the Bank’s total loan portfolio due in one year or less, as of December 31, 2006, adjustable rate loans comprised 70.5% of those loans (see Exhibit I-8). All of the Bank’s loans due after one year have fixed rates of interest. On the liability side of the balance sheet, management of interest rate risk has been pursued through attempting to lengthen the maturity profile of the deposit base, primarily in the certificate of deposit portfolio, emphasizing growth of lower costing and less interest rate sensitive savings accounts.

        The infusion of stock proceeds will serve to reduce the Bank’s interest rate risk exposure, as a portion of the net proceeds will be redeployed into interest-earning assets and the increase in the Bank’s capital will lessen the proportion of interest rate sensitive liabilities funding assets.

Lending Activities and Strategy

        The Bank’s lending activities have traditionally emphasized 1-4 family permanent mortgage loans and such loans continue to comprise the largest component of the Bank’s loan portfolio. Beyond 1-4 family loans, lending diversification by the Bank has emphasized commercial real estate, multi-family residential real estate, home equity and to a lesser extent,

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loans secured by deposits. Going forward, the Bank’s lending strategy is expected to remain consistent with recent historical trends, with continued increases in commercial real estate and multi-family residential real estate loans both in balance and as a percent of the loan portfolio. Exhibit I-9 provides historical detail of the Bank’s loan portfolio composition since fiscal 2005.

        The Bank originates both fixed rate and adjustable rate 1-4 family permanent mortgage loans, although due to the interest rate and competitive environment, originations of adjustable rate loans have been minimal in recent years. The lending philosophy has been to retain the majority of originations for investment, although the Bank will consider selling loans in the future. It is the policy of Quaint Oak to lend in a first lien position on owner occupied residences with fixed and variable rates and terms up to 30 years. Mortgages without private mortgage insurance are limited to 80%, or less, of the appraised value, or sale price, of the secured real estate property, whichever is lower. Mortgages with private mortgage insurance are limited to 100% of the appraised value, or sale price, of the secured real estate property, whichever is lower. It is the policy of Quaint Oak to lend in a first lien position on non owner occupied residential housing property fixed and variable rate mortgage loans and terms up to 15 years with longer amortizations. Primarily such loans are originated at a fixed rate with a five year maturity. Such loans are generally limited to 80%, or less, of the appraised value, or sales price plus improvement costs of the secured real estate property and are presented to the loan committee for review and approval. As of December 31, 2006, the Bank’s 1-4 family permanent mortgage loan portfolio totaled $31.0 million, or 56.3% of total loans outstanding.

        The balance of the mortgage loan portfolio consists of multi-family residential and commercial real estate loans. At December 31, 2006, $14.4 million or 26.2% of Quaint Oak’s loan portfolio consisted of commercial real estate loans, $4.5 million or 8.2% of the loan portfolio was multi-family residential real estate, and $1.5 million or 2.8% of the loan portfolio consisted of commercial lines of credit. Quaint Oak also originated a limited amount of construction loans, which for the years ended December 31, 2006 and 2005, consisted of two loans, one in each year, which were classified as commercial real estate loans. Although commercial real estate loans are generally considered to have greater credit risk than other certain types of loans, management intends to increase the amount of originations of such loans in the market area.

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        It is the policy of Quaint Oak to lend in a first lien position on real property occupied as a commercial business property or mixed use properties. The Bank offers fixed and variable rate mortgage loans with terms up to 15 years with longer amortizations. Commercial real estate loans are limited to 100%, or less, of the appraised value, or sales price plus improvement costs of the secured real estate property. Commercial real estate loans are presented to the loan committee for review and approval including analysis of the creditworthiness of the borrower. The loan committee reviews the cash flows from the property to determine if the proceeds will adequately cover debt service. A debt service coverage ratio in excess of 1.0 is typically used. Properties securing the commercial real estate loan portfolio include retail and mixed-used properties, professional office buildings and warehouses.

        The Bank’s diversification into non-first mortgage types of lending has included consumer lending, with such loans consisting of home equity and second mortgage loans, and loans secured by deposits with Quaint Oak. The Bank originates consumer loans in order to accommodate its customers and because such loans have shorter terms and higher interest rates than residential mortgages. As part of its lending strategy, Quaint Oak has begun to place a greater emphasis on the origination of consumer loans. However, Quaint Oak does not intend to materially expand its product offerings and instead intends to focus on increasing home equity loans, including implementing a home equity line of credit. At December 31, 2006, $3.5 million, or 6.5% of Quaint Oak’s total portfolio consisted of consumer loans, $11,000 of which were loans secured by deposits and the balance consisted of home equity loans.

        Exhibit I-10 provides a summary of the Bank’s lending activities over the past two years. The lending volume has been relatively consistent and totaled $18.8 million for fiscal 2006, which was supported by originations of residential mortgage loans, multi-family residential and commercial real estate loans and consumer loans. Originations of multi-family residential and commercial real estate loans comprised the largest portion of the Bank’s lending volume during fiscal 2006, accounting for 46.7% of total loans originated over that time period. 1-4 family permanent mortgage loans represented the second large source of the Bank’s loan volume for the fiscal 2006 period, with such loans accounting for 36.9% of loans originated during the period.

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Asset Quality

        The Bank’s asset quality has traditionally been relatively strong. Recently, the Bank’s NPAs ratio has decreased from 1.0% at fiscal year end 2005 to 0.3% of assets at fiscal year end 2006. As shown in Exhibit I-11, the Bank’s NPAs balance at December 31, 2006 consisted of $195,000 of accruing loans 90 days or more past due, consisting of 1-4 family mortgage loans and multi-family residential and commercial real estate loans. There were zero balances of non-accruing loans and real estate owned (“REO”) as of December 31, 2006.

        To track the Bank’s asset quality and the adequacy of valuation allowances, the Bank has established detailed asset classification policies and procedures which are consistent with regulatory guidelines. Detailed asset classifications are reviewed quarterly by senior management and the Board. Pursuant to these procedures, when needed, the Bank establishes additional valuation allowances to cover anticipated losses in classified or non-classified assets. As of December 31, 2006, the Bank maintained valuation allowances of $575,000, equal to 1.05% of net loans receivable and 295.0% of non-performing assets.

Funding Composition and Strategy

        Deposits have consistently served as the Bank’s primary source of funds and at December 31, 2006 deposits accounted for 100.0% of the Bank’s interest-bearing funding composition. Exhibit I-12 sets forth the Bank’s deposit composition since December 31, 2005 and Exhibit I-13 provides the interest rate and maturity composition of the CD portfolio at December 31, 2006. The Bank steadily increased the balance of deposits since fiscal year end 2002 to fiscal 2006. The Bank’s deposit growth during the past year has consisted of CDs and, thus, the concentration of CDs comprising total deposits has increased since fiscal year end 2005. As of December 31, 2006, the CD portfolio totaled $44.3 million or 79.5% of total deposits, versus comparable measures of $35.6 million and 69.1% of total deposits as of December 31, 2005. Short-term CDs (CDs scheduled to mature in one year or less) accounted for 67.5% of the Bank’s CDs at December 31, 2006.

        Lower cost savings accounts comprise the balance of the Bank’s deposit composition, with such deposits amounting to $11.5 million or 20.5% of total deposits at fiscal year end 2006.

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The savings accounts consist of passbook accounts of $4.7 million and statement savings accounts of $6.8 million. The Bank does not offer checking accounts.

        Borrowings serve as an alternative funding source for the Bank to address funding needs for growth and to support management of deposit costs and interest rate risk. Borrowings have not been a major funding source for the Bank, and there was a zero outstanding balance as of December 31, 2006, compared to $500,000 as of December 31, 2005. Throughout 2006, Quaint Oak utilized short-term advances for cash management needs, with such borrowings reaching a high of $3.0 million. Exhibit I-14 provides further detail of the Bank’s borrowing activities since December 31, 2005.

Subsidiary Activity

        The Bank currently has no subsidiary companies.

Legal Proceedings

        The Bank is involved in routine legal proceedings occurring in the ordinary course of business which, in the aggregate, are believed by management to be immaterial to the financial condition of the Bank.

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Page 2.1

II. MARKET AREA

Introduction

        The Bank currently operates from one main office location in Bucks County, Pennsylvania and primarily serves Bucks, Montgomery, and Philadelphia Counties, as well as the other counties within the Philadelphia metropolitan area. Bucks, Montgomery, and Philadelphia Counties are located in the Greater Philadelphia area and are included in the Philadelphia Metropolitan Statistical Area (“MSA”); the MSA also encompasses two other counties in Pennsylvania, two additional nearby counties in New Jersey and one county in both Delaware and Maryland.

        The Philadelphia MSA is the nation’s fourth largest metropolitan region in terms of total population. Based on 2005 census data, the MSA population was estimated at 5.8 million. The Philadelphia area economy is typical of most large Northeast and Midwest cities where the traditional manufacturing-based economy has diminished somewhat in favor of service sector growth. The service employment growth has enhanced the MSA’s economic diversity, and regional employment today is derived from a variety of employment sectors.

        Montgomery, Bucks, Chester, and Delaware Counties as well as the southwestern New Jersey counties of Burlington, Camden and Mercer are bedroom communities for commuters to nearby Philadelphia, although suburban employment has continued to grow as many businesses have found nearby locations to be attractive given the proximity to highly educated and affluent residents. The economy of the Bank’s market has become increasingly diverse as the Philadelphia metropolitan area has grown based on several factors including: (1) the location in the heart of the Boston-to-Richmond megalopolis, coupled with its convenience to the Philadelphia core city area; (2) the presence of a highly educated workforce which is supported by a high quality public education system and presence of a variety of colleges and universities locally; and (3) diversity of the local economy as traditional employers in the manufacturing and financial services industry have been bolstered by growth in the life sciences and healthcare industries as well as the information technology and communication sectors.

        The Philadelphia MSA today is a major center for financial services, and the Bank

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competes with a number of very large financial institutions that are either headquartered or maintain office networks in southeastern Pennsylvania or southwestern New Jersey. Some of the larger commercial banks operating in the MSA include Wachovia, PNC Bank Corp and Citizens Bank. The Bank also competes with a number of large savings institutions that maintain branches in or are headquartered in southeastern Pennsylvania or southwestern New Jersey, including Sovereign Bank and Willow Financial Bank. Overall, the magnitude of the competition that the Bank faces is apparent with more than 2,000 financial institution branches in the MSA (excluding credit unions). These numbers do not include competition from mortgage banking companies, investment houses, mutual funds and many other financial services providers.

        A map showing the Bank’s office coverage is set forth in Table 2.1 below and details regarding the Bank’s investment in office facilities is set forth in Exhibit II-1.

Table 2.1
Quaint Oak Bank
Map of Branch Office Network

        Future growth opportunities for the Bank depend on the future growth and stability of the regional economy, demographic growth trends, and the nature and intensity of the competitive environment. These factors have been briefly examined in the following pages to help determine the growth potential that exists for the Bank and the relative economic health of the Bank’s

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Page 2.3

market area. The growth potential and the stability provided by the market area have a direct bearing on the market value of the Bank and will be factored into our valuation analysis accordingly.

National Economic Factors

        The business potential of a financial institution is partially dependent on the future operating environment and growth opportunities for the banking industry and the economy as a whole. Trends in the national economy, such as employment and gross national product growth, improved during the 12 month period ending December 2006, as total U.S. employment increased by 2.7 million jobs, although there remains uncertainty about the near term future, particularly in the areas of the unknown resolution of the war in Iraq, the current unstable prices of oil and gasoline, and other world-wide tensions, all of which have the potential to impact future economic growth. Annualized growth in gross domestic product was 1.9% for the third quarter of 2006, compared to a revised 3.3% in the second quarter and 3.3% in the year ago third quarter. The inflation rate increased modestly during the first eleven months of 2006, in part because of the varying effect of energy costs. Inflation totaled 3.4% for all of 2005, and decreased to 3.2% for 2006. The growth in employment also led to fears that wages could increase if shortfalls of available labor appear. The unemployment rate declined to 4.5% as of December 2006, the same rate in November 2006 and down from 4.9% in December 2005, all of which represent relatively low levels in comparison to recent historical averages. The current and projected size of government spending and deficits also has the ability to impact the longer-term economic performance of the country. Various other indicators show the economy performing relatively well, such as consumer spending and improving industrial capacity utilization.

        The major stock exchange indices have shown relatively strong increases during the most recent twelve month period (although primarily in the fourth quarter of 2006), with the positive performance due in part to lower oil prices, improved consumer sentiment, lower evidence of inflation and the perception that the Federal Reserve likely will not raise interest rates in the near term future. As an indication of the changes in the nation’s stock markets over the last twelve months, as of December 31, 2006, the Dow Jones Industrial Average closed at 12463.2, an

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Page 2.4

increase of 16.3% from December 31, 2005, while the NASDAQ Composite Index stood at 2415.3, an increase of 9.5% over the same time period. The Standard & Poors 500 Index totaled 1418.3 as of December 31, 2006, an increase of 11.3% from one year ago.

        Regarding factors that most directly impact the banking and financial services industries, in the past year certain data has indicated that the relatively strong housing market that existed in the early part of this decade may be cooling down, as the level of existing and new home sales and housing starts have decreased, the number of homes for sale has increased in many regions, and the median home price for the nation has recorded a modest decline from one year ago. The spring 2007 residential housing market performance will provide additional indications as to whether the housing market has begun to recover in terms of pricing and demand, or whether additional time will be required for a shake-out of the inflated housing market of 2004 and 2005. Overall, housing prices and land values remain well above the levels of the late 1990s, providing continued support for loan values. Commercial development trends are also showing some signs of weakness in certain areas of the country, while at the same time other areas are reporting relatively strong sales activity and prices.

Economic and Interest Rate Environment

        Through the first half of 2004, in a reaction to try to avoid a significant slowdown of the economy, the Federal Reserve lowered key market interest rates to historical lows not seen since the 1950s, with the federal funds rate equal to 1.00% and the discount rate equal to 2.00%. Beginning in June 2004, the Fed began slowly, but steadily increasing the federal funds and overnight interest rates in order to ward off any possibility of inflation. Through June 2006, the Fed had increased interest rates a total of 17 times, and as of the latest Fed rate increase, effective in June 2006, the Fed Funds rate was 5.25%, up from 1.00% in early 2004, but down from 6.50% at the beginning of 2001, while the Discount Rate stood at 6.25%, up from 2.00% in early 2004. Since the June 2006 meeting, the Fed has not changed interest rates, and economists are studying various news releases and minutes of Fed board meetings in order to determine the likelihood of interest rate increases or decreases by the Fed. As detailed in the minutes of the October 2006 Fed board meeting, the Fed held interest rates steady but noted again that the economy was slowing, and also indicated it was still wary of inflation - a sign the Fed may not cut rates in

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Page 2.5

coming months as many investors had hoped. The effect of the interest rate increases since 2004 has been most evident in short term rates, which increased more than longer term rates. In 2006, the yield curve became inverted, with long term rates modestly lower than short term rates. As of December 31, 2006, one- and ten-year U.S. government bonds were yielding 5.00% and 4.71%, respectively, compared to 4.38% and 4.39%, respectively, as of December 31, 2005. This has negatively impacted the performance of many financial institutions, as they rely on a spread between the yields on longer term assets and the costs of shorter term funding sources. Additional historical information regarding interest rates is presented in Exhibit II-2.

Market Area Demographics

        Key demographic and economic indicators in the Bank’s market include population, number of households and household/per capita income levels. Trends in these key measures are summarized by the data presented in Table 2.2 from 2000 to 2006 and projected through 2011. Data for the nation as well as for Pennsylvania are included for comparative purposes. Bucks County had a population of 635,000 in 2006, compared to 781,000 and 1.5 million in Montgomery and Philadelphia Counties. Growth trends for the Bank’s market area ranged from 1.0% in Bucks County (above state and MSA, but below national trends) to a declining 0.5% rate in Philadelphia County, illustrating the movement of people from Center City Philadelphia to the suburban markets surrounding the city. The population growth trend for Montgomery County was moderate (0.7%), exceeding the average for the state and the metropolitan area but falling slightly below the national average (see Table 2.2). The Philadelphia MSA grew by 0.6% from 2000 to 2006. Growth in households for Bucks County, Montgomery County, Philadelphia County and the MSA has paralleled trends with respect to population for 2006. These trends are projected to continue over the next five years through 2011. Additional detail is shown in Exhibit II-3

        Overall, the Bank’s market area and the Philadelphia MSA appear to provide relatively attractive growth potential for the Bank. The Bank’s market: (1) demonstrates relatively strong population and household growth trends; and (2) exhibits above average wealth in terms of income levels and median home value. Importantly, the generally favorable characteristics

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Table 2.2
Quaint Oak Bank
Summary Demographic Data

	Year			Growth Rate	Growth Rate
	2000	2006	2011	2000-06	2006-2011
Population(000)
United States	281,422	303,582	323,786	1.3%	1.3%
Pennsylvania	12,281	12,590	12,833	0.4%	0.4%
Philadelphia MSA	5,687	5,894	6,068	0.6%	0.6%
Bucks County	598	635	661	1.0%	0.8%
Montgomery County	750	781	805	0.7%	0.6%
Philadelphia County	1,518	1,472	1,440	-0.5%	-0.4%
Households(000)
United States	105,480	114,050	121,863	1.3%	1.3%
Pennsylvania	4,777	4,937	5,057	0.6%	0.5%
Philadelphia MSA	2,134	2,221	2,294	0.7%	0.7%
Bucks County	219	232	242	1.0%	0.9%
Montgomery County	286	301	311	0.8%	0.7%
Philadelphia County	590	579	568	-0.3%	-0.4%
Median Household Income($)
United States	$42,164	$51,546	$60,704	3.4%	3.3%
Pennsylvania	40,108	50,132	60,151	3.8%	3.7%
Philadelphia MSA	48,201	60,753	73,304	3.9%	3.8%
Bucks County	59,726	76,234	94,447	4.2%	4.4%
Montgomery County	60,868	77,383	95,844	4.1%	4.4%
Philadelphia County	30,781	38,168	45,767	3.7%	3.7%
Per Capita Income($)
United States	$21,587	$27,084	$32,982	3.9%	4.0%
Pennsylvania	20,880	26,797	33,188	4.2%	4.4%
Philadelphia MSA	23,972	31,125	38,915	4.4%	4.6%
Bucks County	27,430	36,137	45,889	4.7%	4.9%
Montgomery County	30,898	40,652	51,202	4.7%	4.7%
Philadelphia County	16,509	20,913	25,696	4.0%	4.2%

	Less Than $25,000	$25,000 to 50,000	$50,000 to 100,000	$100,000+
2006 HH Income Dist.(%)
United States	22.7	25.8	31.8	19.8
Pennsylvania	23.5	26.3	32.2	18.0
Philadelphia MSA	19.4	22.0	32.6	26.1
Bucks County, PA	11.3	18.4	35.0	35.2
Montgomery County	11.3	18.5	34.8	35.4
Philadelphia County	35.1	26.4	26.5	12.1

	0-14 Yrs.	15-34 Yrs.	35-54 Yrs.	55-69 Yrs.	70+ Yrs.
2006 Age Distribution(%)
United States	20.4%	27.5%	29.1%	14.0%	9.0%
Pennsylvania	18.3%	25.2%	29.7%	15.0%	11.8%
Philadelphia MSA	20.0%	25.9%	29.9%	14.0%	10.2%
Bucks County	20.1%	22.7%	32.3%	15.1%	9.7%
Montgomery County	19.4%	23.1%	31.1%	14.6%	11.7%
Philadelphia County	20.0%	29.7%	27.0%	12.9%	10.3%

Source: SNL Financial, LC.

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Page 2.7

exhibited by the Bank’s market have also been perceived by other financial institutions, which have intensified the level of competition as well.

        The median household income levels in the markets served by the Bank are generally highly favorable in comparison to both the state and national averages. The median household income levels were $76,234 in Bucks County, $77,383 in Montgomery County, $38,168 in Philadelphia County, and a slightly lower level of $60,753 for the Philadelphia MSA, compared to the State of Pennsylvania’s average $50,132. Likewise, per capita income levels as of 2006 were above the state and national aggregates for Bucks County, Montgomery County and the MSA. Household income distribution patterns provide empirical support for earlier statements regarding the affluent nature of the Bank’s market as approximately 35% of all Bucks and Montgomery County households had income levels in excess of $100,000 annually in 2006, compared to 12.1% of Philadelphia County, 26.1% of the MSA, 18% of Pennsylvania, and 19.8% of the nation. The relatively high levels of personal income and expected income growth are evidence of the strong fundamentals of the local economy.

Summary of Local Economy

    Local Economy

        The economy of the Bank’s market is relatively diverse and has several significant components. Employment data, shown in Table 2.3, indicates that trade, transportation, and utilities are the most prominent sector of the economy of the Greater Philadelphia region, comprising approximately 18.8% of total employment. The next largest component of the economy of the market is education and health services, which approximates 18.1% of total employment, followed by professional and business services (approximating 14.9% of employment) and government (approximating 13.9% of total employment).

        Growth sectors of the local economy included the life science and healthcare industries, whose expansion has been fostered by the presence of major research universities, locally and a highly educated technically proficient workforce. Similarly, growth in information technology and communications industries is reflective of many of these same factors. The market area’s core industries with emphasis on those which are perceived to be supporting future growth have been described below. Additional detail is shown in Exhibit II-4.

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Table 2.3
Quaint Oak Bank
Employment by Sector

Source: Global Insight, July, 2006.

        Financial Services. The financial services sector has always been an important element of the economy of the Philadelphia metropolitan area and continues to be important to this day. As reflected in Table 2.4, Montgomery County has several well-known insurers with major operations there including Prudential (Dresher employing 6,568) and Aetna US Healthcare (Blue Bell employing 3,524). Moreover, the Vanguard Group is the largest employer in nearby Chester County with 8,000 employees and there are numerous other large financial services industry employers within the Greater Philadelphia region.

        Bio-technology and Pharmaceutical Industries. The Philadelphia metropolitan area is one of the leading regions of the world for biotech and pharmaceutical research and

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Table 2.4
Quaint Oak Bank
Largest Employers in the Greater Philadelphia Region

Company	Employment	City	County	State	Product/Service

University of Pennsylvania	22,605	Philadelphia	Philadelphia	PA	Education, Research, Health Care
Jefferson Health System	14,317	Philadelphia	Philadelphia	PA	Health Care
MBNA	10,500	Wilmington	New Castle	DE	National Commercial Bank, Credit Card Processing
Merck & Co.	10,000	West Point	Montgomery	PA	Pharmaceutical Products
Du Pont	9,906	Wilmington	New Castle	DE	Plastic Materials, Industrial Organic Chemicals
Christiana Health Care System	9,500	Wilmington	New Castle	DE	Health Care
Vanguard Group, Inc.	8,000	Valley Forge	Chester	PA	Investment Services Firm
Crozer-Keystone Health System	7,026	Springfield	Delaware	PA	Health Care
Tenet Health Systems	7,002	Philadelphia	Philadelphia	PA	Health Care
Prudential	6,568	Dresher	Montgomery	PA	Financial Services
Lockheed Martin	6,500			NJ/PA	Guided Missles and Space Vehicles
Children’s Hospital of PA (CHOP)	6,200	Philadelphia	Philadelphia	PA	Children’s Hospital
JP Morgan Chase	5,900	Wilmington	New Castle	DE	Financial Services
Cendant Mortgage Corporation	5,481	Mt. Laurel	Burlington	NJ	Mortgages and Financial Institutes
Independence Blue Cross	5,040	Philadelphia	Philadelphia	PA	Ins., Hospital, and Medical Service
Allied Security	5,000	King of Prussia	Montgomery	PA	Security Officer Services
Rosenbluth International	5,000	Philadelphia	Philadelphia	PA	Travel Management Services
Abington Memorial Hospital	4,586	Abington	Montgomery	PA	Teaching Hospital
Boeing	4,400	Ridley Park	Delaware	PA	Aerospace Manufacturing
Verizon Communications	4,270	Philadelphia	Philadelphia	PA	Telecommunications
Cardone Industries, Inc.	4,091	Philadelphia	Philadelphia	PA	Automotive Manufacturer
The Cooper Health System	3,951	Camden	Camden	NJ	Health Care
University of Delaware	3,800	Newark	New Castle	DE	Higher Education
Aetna U.S. Healthcare	3,524	Blue Bell	Montgomery	PA	Hospital and Medical Service Plans
QVC, Inc.	3,500	West Chester	Chester	PA	E-Commerce
Siemens Medical Solutions Health	3,400	Malvern	Chester	PA	Professional Services to Health Organizations
United Parcel Post	3,273	Philadelphia	Philadelphia	PA	Integrated Package Delivery Company
Virtua Health	3,266	Marlton	Burlington	NJ	Health Care
Comcast Corporation	3,000	Philadelphia	Philadelphia	PA	Cable and TV Services
Genuardi’s Family Markets	2,896	Norristown	Montgomery	PA	Retail Food Supermarket
Mercy Health System	2,816	Philadelphia	Philadelphia	PA	Health System
Wyeth Pharmaceutical and Research	2,633	Collegeville	Montgomery	PA	Pharmaceutical Products
Bank One Card Services	2,600	Wilmington	New Castle	DE	Payment Business
Alfred I. DuPont Hospital for Children	2,500	Wilmington	New Castle	DE	Full Service Hospital for Children
GlaxoSmithKline	2,500	Philadelphia	Philadelphia	PA	Pharmaceutical Research and Development

Jevic Transportation, Inc.	2,445	Delanco	Burlington	NJ	Truckload Services
Commerce Bank	2,444	Cherry Hill	Camden	NJ	Financial Service Retailer
Kennedy Health System	2,441	Voorhees	Camden	NJ	Health Care Delivery System
The Chrysler Group/Daimler Chrysler	2,400	Newark	New Castle	DE	Manufactures SUV Bodies
Wilmington Trust	2,332	Wilmington	New Castle	DE	Banking and Financial Services
Quest Diagnostics	2,321	Collegeville	Montgomery	PA	Health Care Testing and Services
The PNC Financial Services Group	2,244	Philadelphia	Philadelphia	PA	Banking and Financial Services
Holy Redeemer Health System	2,223	Huntington	Montgomery	PA	Health System
Mercy Fitzgerald Hospital	2,200	Darby	Delaware	PA	An Acute-Care, Teaching Hospital
Elwyn, Inc.	2,190	Media	Delaware	PA	Human Services Serving Adults and Children with Disabilities
Drexel University	2,181	Philadelphia	Philadelphia	PA	Higher Education
Fox Chase Cancer Center	2,092	Philadelphia	Philadelphia	PA	Cancer Research, Treatment, and Community Outreach
Aramark	2,000	Philadelphia	Philadelphia	PA	Food and Facilities Management

Sources:	Philadelphia Business Journal Book of Lists, 2005 The Business Ledger of Delaware Book of Lists, 2005

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Page 2.10

development. In this regard, 80% of the world’s largest pharmaceutical companies have a presence in the region including such market leaders as Wyeth, GlaxoSmithKline, Merck, Centocor, and Cephalon. The Danish pharmaceutical company, H. Lundbeck A/S plans to locate its new U.S. commercial headquarters to the Greater Philadelphia market and Osstem Co. Ltd., a South Korean firm, will invest over $70 million in a new manufacturing facility in Bucks County, anticipating the creation of 600 jobs over the next five years.

        Such companies have established operations in the Philadelphia area owing to the presence of critical infrastructure including the presence or world class universities and research centers, an extensive pool of highly educated talent, the availability of venture capital, and a supportive business environment.

        The market area as one of the most attractive residential locations in the Philadelphia region has garnered a disproportionate share of the bio-technology and pharmaceutical activity, particularly in Montgomery County where Merck employs 10,000 at a major manufacturing research facility, while other such companies, like Wyeth Pharmaceutical and Research employ thousands of additional workers.

        Health Care. Many of the same factors leading to the growth of the bio-tech and pharmaceuticals industries have also made the market area a center for health care. In this regard, there are a variety of primary and secondary health care facilities in the market area with Jefferson Health System (14,317 employees) in Philadelphia County, Crozer-Keystone Health System (7,026 employees) in Delaware County, The Cooper Health System (3,951 employees) in Camden County and Virtua Health (3,266 employees) in Burlington County being among the largest.

        Science and Technology. The Philadelphia area is a center for science and technology employment, supported by the 42,000 engineers, 25,000 scientists and 61,000 computer professionals who work in the metropolitan area. Additionally, area colleges graduate 55,000 each year to bolster the available pool of educated workers. Furthermore, the area’s high concentration of major science, technology and large businesses that utilize technology (e.g., Lockheed Martin, Boeing, SAP, Siemens, GlaxoSmithKline, Merck, the U.S. Navy and others)

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has created numerous spin-off business opportunities, supports cluster development and act as magnets for other companies to locate to the market area.

        The market area has substantial employment in the science and technology fields. For example, Lockheed Martin employs approximately 6,500 people throughout Pennsylvania and New Jersey, Boeing is the second largest employer in Delaware County with 4,400 employees and Merck & Co., based in Montgomery County, employs 10,000 workers.

    Unemployment Trends

        Unemployment trends in Bucks, Montgomery, Philadelphia Counties and Pennsylvania are displayed in Table 2.5. The market area unemployment rates are typically lower than state and national averages, which is consistent with historical trends and is reflective of the relative strength and vitality of the targeted market area. The rate of unemployment in Philadelphia has typically been above the average for Pennsylvania as well as the national average reflecting pockets of very high unemployment levels in inner city areas. Additionally, unemployment rates in the market area have been trending downward reflecting favorable economic trends, both locally, regionally and nationally.

Table 2.5
Quaint Oak Bank
Market Area Unemployment Trends

	As of December
	2003	2004	2005	2006
United States (1)	5.7%	5.4%	4.9%	4.5%
Pennsylvania	5.5	5.3	4.7	4.6
Bucks County, PA	4.1	3.9	3.5	3.4
Montgomery County, PA	4.0	3.3	3.2	3.1
Philadelphia County, PA	6.8	6.4	5.9	5.8
(1)	Seasonally adjusted.

Sources: U.S. Bureau of Labor Statistics.

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Market Area Deposit Characteristics

        Competition among financial institutions in the Bank’s market is significant. As larger institutions compete for market share to achieve economies of scale, the environment for the Bank’s products and services is expected to become increasingly competitive. Community-sized institutions such as the Bank typically compete with larger institutions on pricing or operate in a “niche” that will allow for operating margins to be maintained at profitable levels.

        Table 2.6 displays deposit market trends over recent years for the market area of Quaint Oak as of June 30, 2006. Annual deposit growth was 6.3% over the last several years for Bucks County, respectively. The market is dominated by commercial banks in Bucks County holding 64.8% of the market share. Competition for deposits in Pennsylvania, in general is intense, as the overall size, wealth, and growth trends of the Greater Philadelphia region make it very attractive to financial institutions. Several large superregional institutions operate in the Bank’s markets as well as several community banks. The Bank’s annual deposit growth was high, approximating 16% during the period covered in Table 2.6, however, the Bank’s market share as of June 30, 2006 was 0.5%. This represents a relatively low market share of deposits, and indicates that the Bank may likely be able to increase deposit balances through more aggressive marketing and other initiatives.

Summary

        The overall condition of the primary market area can be characterized as positive, with growth potential in Bucks County and the other counties of the Philadelphia MSA, based on regional population and economic projections. The overall total population base within the Bank’s market area provides the potential for additional banking customers. In addition, income levels are relatively high and growing in line with area averages, indicating an increasing amount of personal wealth for residents. Going forward, in view of the local demographic and economic trends and the numbers and types of competitors in the market area, the competition for deposits is expected to remain substantial, which will result in Quaint Oak having to pay competitive deposit rates, provide high quality service and consider providing electronic banking capabilities to increase local market share. In addition, the Bank also will have to engage in sufficient levels of marketing activities.

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Table 2.6
Quaint Oak Bank
Deposit Summary

	As of June 30,						Deposit Growth Rate 2003-2006
	2003			2006
	Deposits	Market Share	# of Branches	Deposits	Market Share	# of Branches
	(Dollars in Thousands)						(%)
State of Pennsylvania	$208,048,854	100.0%	4,606	$250,156,459	100.0%	4,700	6.3%
Commercial Banks	151,360,275	72.8%	3,322	172,896,103	69.1%	3,384	4.5%
Savings Institutions	56,688,579	27.2%	1,284	77,260,356	30.9%	1,316	10.9%

Bucks County	$9,859,714	100.0%	234	$11,841,168	100.0%	250	6.3%
Commercial Banks	6,168,120	62.6%	156	7,668,027	64.8%	168	7.5%
Savings Institutions	3,691,594	37.4%	78	4,173,141	35.2%	82	4.2%
Quaint Oak Bank	34,291	0.3%	1	53,402	0.5%	1	15.9%

Sources: FDIC and SNL Financial.

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III. PEER GROUP ANALYSIS

        This chapter presents an analysis of Quaint Oak’s operations versus a group of comparable savings institutions (the “Peer Group”) selected from the universe of all publicly-traded savings institutions in a manner consistent with the regulatory valuation guidelines. The basis of the pro forma market valuation of Quaint Oak is derived from the pricing ratios of the Peer Group institutions, incorporating valuation adjustments for key differences in relation to the Peer Group. Since no Peer Group can be exactly comparable to Quaint Oak, key areas examined for differences are: financial condition; profitability, growth and viability of earnings; asset growth; primary market area; dividends; liquidity of the shares; marketing of the issue; management; and effect of government regulations and regulatory reform.

Peer Group Selection

        The Peer Group selection process is governed by the general parameters set forth in the regulatory valuation guidelines. Accordingly, the Peer Group is comprised of only those publicly-traded savings institutions whose common stock is either listed on a national exchange (NYSE or AMEX), or is NASDAQ listed, since their stock trading activity is regularly reported and generally more frequent than non-publicly traded and closely-held institutions. Institutions that are not listed on a national exchange or NASDAQ are inappropriate, since the trading activity for thinly-traded or closely-held stocks is typically highly irregular in terms of frequency and price and thus may not be a reliable indicator of market value. We have also excluded from the Peer Group those companies under acquisition or subject to rumored acquisition, mutual holding companies and recent conversions, since their pricing ratios are subject to unusual distortion and/or have limited trading history. A recent listing of the universe of all publicly-traded savings institutions is included as Exhibit III-1.

        Ideally the Peer Group, which must have at least 10 members to comply with the regulatory valuation guidelines, should be comprised of locally or regionally-based institutions with comparable resources, strategies and financial characteristics. There are approximately 167 publicly-traded institutions nationally and, thus, it is typically the case that the Peer Group will

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be comprised of institutions with relatively comparable characteristics. To the extent that differences exist between the converting institution and the Peer Group, valuation adjustments will be applied to account for the differences. Since Quaint Oak will be a full public company upon completion of the offering, we considered only full public companies to be viable candidates for inclusion in the Peer Group. From the universe of publicly-traded thrifts, we selected ten institutions with characteristics similar to those of Quaint Oak. In the selection process, we applied three “screens” to the universe of all public companies:

•	Screen #1. Fully converted institutions with assets less than $250 million, in full stock form for more than one year with positive core earnings. Four companies met the criteria for Screen #1 and all were included in the Peer Group: Blue River Bancshares of IN, FFD Financial Corp. of OH, Great Pee Dee Bancorp of SC and Mayflower Co-Op Bank of MA. Exhibit III-2A provides financial and public market pricing characteristics of all publicly-traded thrifts with assets less than $250 million.
•	Screen #2. Fully converted Mid-Atlantic institutions with assets between $250 and $500 million, in full stock form for more than one year with positive core earnings. Four companies met the criteria for Screen #2 and all were included in the Peer Group: Elmira Savings Bank, FSB of NY, Rome Bancorp, Inc. of NY, WVS Financial Corp. of PA and Washington SB, FSB of MD. Exhibit III-2B provides financial and public market pricing characteristics of all publicly-traded Mid-Atlantic thrifts with assets between $250 and $500 million.
•	Screen #3. Fully converted Mid-Atlantic institutions (located in eastern PA) with assets between $500 million and $1.0 billion, in full stock form for more than one year with positive core earnings. Two companies met the criteria for Screen #2 and all were included in the Peer Group: Harleysville Savings Financial Corp. of PA and TF Financial Corp. of PA. Exhibit III-2C provides financial and public market pricing characteristics of all publicly-traded Mid-Atlantic thrifts with assets between $500 million and $1.0 billion.

        Table 3.1 shows the general characteristics of each of the 10 Peer Group companies and Exhibit III-3 provides summary demographic and deposit market share data for the primary market areas served by each of the Peer Group companies. While there are expectedly some differences between the Peer Group companies and Quaint Oak, we believe that the Peer Group companies, on average, provide a good basis for valuation subject to valuation adjustments. The following sections present a comparison of Quaint Oak’s financial condition, income and expense trends, loan composition, interest rate risk and credit risk versus the Peer Group as of the most recent publicly available date.

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Table 3.1
Peer Group of Publicly-Traded Thrifts
March 13, 2007(1)

				Operating	Total			Fiscal	Conv.	Stock	Market
Ticker	Financial Institution	Exchange	Primary Market	Strategy(2)	Assets		Offices	Year	Date	Price	Value
										($)	($Mil)

HARL	Harleysville Savings Fin. Corp. of PA	NASDAQ	Harleysville, PA	Thrift	$750		5	09-30	08/87	$17.49	$68
THRD	TF Financial Corp. of Newtown PA	NASDAQ	Newtown, PA	Thrift	654		14	12-31	07/94	30.50	88
WSB	Washington SB, FSB of Bowie, MD	AMEX	Bowie, MD	Thrift	437	S	5	07-31	08/88	8.75	65
WVFC	WVS Financial Corp. of PA	NASDAQ	Pittsburgh, PA	Thrift	417		6	06-30	11/93	16.75	39
ESBK	Elmira Savings Bank, FSB of NY	NASDAQ	Elmira, NY	Thrift	360	S	6	12-31	03/85	29.00	39
ROME	Rome Bancorp, Inc. of NY	NASDAQ	Rome, NY	Thrift	299		4	12-31	03/05	12.68	107
MFLR	Mayflower Co-op. Bank of MA	NASDAQ	Middleboro, MA	Thrift	242	S	6	04-30	12/87	12.25	26
PEDE	Great Pee Dee Bancorp, Inc. of SC	NASDAQ	Cheraw, SC	Thrift	220		3	06-30	12/97	15.60	28
BRBI	Blue River Bancshares, Inc. of IN	NASDAQ	Shelbyville, IN	Thrift	214	S	5	12-31	06/98	6.00	21
FFDF	FFD Financial Corp. of Dover, OH	NASDAQ	Dover, OH	Thrift	167		3	06-30	04/96	17.50	19

NOTES:	(1)	Or most recent date available (M=March, S=September, D=December, J=June, E=Estimated, and P=Pro Forma).
	(2)	Operating strategies are: Thrift=Traditional Thrift, M.B.=Mortgage Banker, R.E.=Real Estate Developer, Div.=Diversified and Ret.=Retail Banking.
	(3)	BIF-insured savings bank institution.

Source:	Corporate offering circulars, data derived from information published in SNL Securities Quarterly Thrift Report, and financial reports of publicly-traded thrifts.

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Page 3.4

        In aggregate, the Peer Group companies maintain a lower level of capital as the industry average (10.96% of assets versus 12.08% for all public companies), generate higher earnings as a percent of average assets (0.80% ROAA versus 0.60% for all public companies), and generate a higher ROE (8.14% ROE versus 6.41% for all public companies). Overall, the Peer Group’s average P/B ratio and P/E multiple were both below the average for all publicly-traded thrifts.

	All Publicly-Traded	Peer Group
Financial Characteristics (Averages)
Assets ($Mil)	$3,019	$376
Market capitalization ($Mil)	$408	$49
Equity/assets (%)	12.08%	10.96%
Return on average assets (%)	0.60	0.80
Return on average equity (%)	6.41	8.14

Pricing Ratios (Averages)(1)
Price/earnings (x)	19.35x	16.82x
Price/book (%)	146.53%	124.85%
Price/assets (%)	17.73	13.62
(1)	Based on market prices as of March 9, 2007.

        Ideally, the Peer Group companies would be comparable to Quaint Oak in terms of all the selection criteria, but the universe of publicly-traded thrifts does not provide for an appropriate number of such companies. However, in general, the companies selected for the Peer Group were fairly comparable to Quaint Oak, as will be highlighted in the following comparative analysis.

Financial Condition

        Table 3.2 shows comparative balance sheet measures for Quaint Oak and the Peer Group, reflecting the expected similarities and some differences given the selection procedures outlined above. The Bank’s and the Peer Group’s ratios reflect balances as of December 31, 2006, unless indicated otherwise for the Peer Group companies. Quaint Oak’s equity-to-assets ratio of 7.7% was below the Peer Group’s average net worth ratio of 11.0%. However, the Bank’s pro forma capital position will increase with the addition of stock proceeds and will exceed the Peer

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Table 3.2
Balance Sheet Composition and Growth Rates
Comparable Institution Analysis
As of December 31, 2006

		Balance Sheet as a Percent of Assets
		Cash & Equivalents	MBS & Invest	Loans	Deposits	Borrowed Funds	Subd. Debt	Net Worth	Goodwill & Intang	Tng Net Worth	MEMO: Pref. Stock

Quaint Oak Bancorp, Inc. of PA
December 31, 2006		9.7%	0.4%	89.1%	91.1%	0.0%	0.0%	7.7%	0.0%	7.7%	0.0%

All Public Companies
Averages		4.1%	20.1%	70.4%	67.8%	18.2%	0.7%	11.8%	1.1%	10.8%	0.0%
Medians		2.7%	17.2%	71.5%	69.1%	16.5%	0.0%	10.2%	0.2%	8.8%	0.0%

State of PA
Averages		3.6%	34.8%	55.6%	64.6%	22.7%	1.2%	10.4%	1.7%	8.6%	0.0%
Medians		2.4%	30.8%	61.1%	67.4%	19.3%	1.3%	9.3%	0.4%	6.7%	0.0%

Comparable Group
Averages		2.5%	28.7%	64.8%	69.4%	18.4%	0.3%	11.0%	0.3%	10.7%	0.0%
Medians		2.2%	26.4%	67.2%	72.4%	15.3%	0.0%	9.3%	0.0%	8.7%	0.0%

Comparable Group
BRBI	Blue River Bancshares of IN(1)	2.8%	11.7%	80.4%	81.0%	6.6%	3.4%	8.4%	1.6%	6.8%	0.0%
ESBK	Elmira Savings Bank, FSB of NY(1)	2.3%	33.8%	60.3%	76.0%	16.6%	0.0%	6.7%	0.1%	6.7%	0.0%
FFDF	FFD Financial Corp. of Dover OH	6.5%	3.7%	88.1%	80.5%	7.7%	0.0%	10.5%	0.0%	10.5%	0.0%
PEDE	Great Pee Dee Bancorp of SC	2.1%	9.8%	83.9%	71.6%	15.4%	0.0%	12.3%	0.3%	12.1%	0.0%
HARL	Harleysville Savings Fin. Corp. of PA	1.2%	43.0%	52.1%	57.4%	35.5%	0.0%	6.5%	0.0%	6.5%	0.0%
MFLR	Mayflower Co-Op. Bank of MA(1)	1.5%	36.3%	57.7%	81.1%	10.4%	0.0%	8.0%	0.0%	7.9%	0.0%
ROME	Rome Bancorp, Inc. of Rome NY	2.6%	2.3%	87.9%	65.6%	6.8%	0.0%	25.9%	0.0%	25.9%	0.0%
THRD	TF Financial Corp. of Newtown PA	1.9%	19.0%	74.1%	73.1%	15.6%	0.0%	10.2%	0.7%	9.5%	0.0%
WVFC	WVS Financial Corp. of PA	0.6%	84.3%	13.8%	37.5%	54.2%	0.0%	7.2%	0.0%	7.2%	0.0%
WSB	Washington SB, FSB of Bowie MD(1)	3.1%	43.3%	49.6%	70.1%	15.2%	0.0%	14.0%	0.0%	14.0%	0.0%

		Balance Sheet Annual Growth Rates							Regulatory Capital
		Assets	MBS, Cash & Investments	Loans	Deposits	Borrows. &Subdebt	Net Worth	Tng Net Worth	Tangible	Core	Reg.Cap.

Quaint Oak Bancorp, Inc. of PA
December 31, 2006		7.26%	53.55%	3.53%	8.02%	-100.00%	13.68%	13.68%	7.79%	7.79%	13.93%

All Public Companies
Averages		7.52%	-2.53%	10.37%	7.27%	3.35%	3.90%	3.16%	10.37%	10.09%	16.98%
Medians		5.61%	-4.08%	7.92%	5.50%	-0.14%	3.58%	3.25%	9.05%	8.71%	14.21%

State of PA
Averages		3.20%	-3.49%	8.59%	4.83%	-1.04%	3.08%	4.59%	10.53%	9.12%	18.57%
Medians		0.78%	-4.68%	3.90%	2.65%	-6.32%	3.23%	3.75%	9.26%	7.95%	15.42%

Comparable Group
Averages		-0.91%	-7.49%	0.50%	0.24%	-1.11%	2.03%	2.50%	NA	6.70%	19.61%
Medians		-1.63%	-10.02%	5.58%	0.88%	-6.32%	4.29%	4.36%	NA	6.70%	19.22%

Comparable Group
BRBI	Blue River Bancshares of IN(1)	-2.16%	-32.29%	5.84%	-3.53%	-0.14%	7.66%	10.21%	NA	NA	NA
ESBK	Elmira Savings Bank, FSB of NY(1)	11.96%	20.01%	8.33%	13.30%	9.38%	5.91%	6.49%	NA	NA	12.40%
FFDF	FFD Financial Corp. of Dover OH	6.08%	-17.06%	9.62%	10.22%	-18.26%	-2.38%	-2.38%	NA	NA	NA
PEDE	Great Pee Dee Bancorp of SC	2.09%	-18.86%	6.30%	4.54%	-8.07%	3.06%	3.87%	NA	NA	NA
HARL	Harleysville Savings Fin. Corp. of PA	-2.20%	-12.26%	6.86%	0.14%	-6.31%	1.31%	1.31%	NA	6.34%	13.55%
MFLR	Mayflower Co-Op. Bank of MA(1)	1.10%	-5.91%	5.31%	-1.55%	23.98%	4.74%	4.84%	NA	NA	NA
ROME	Rome Bancorp, Inc. of Rome NY	-3.31%	-68.13%	4.23%	-2.71%	NM	-17.32%	-17.32%	NA	NA	29.36%
THRD	TF Financial Corp. of Newtown PA	-1.09%	-2.36%	-1.31%	1.61%	-16.13%	5.91%	6.53%	NA	NA	15.50%
WVFC	WVS Financial Corp. of PA	-6.02%	-7.78%	3.00%	3.88%	-13.44%	3.84%	3.84%	NA	7.06%	23.90%
WSB	Washington SB, FSB of Bowie MD(1)	-15.52%	69.70%	-43.15%	-23.54%	18.96%	7.58%	7.58%	NA	NA	22.93%

(1)	Financial information is for the quarter ending September 30, 2006.

Source:	Audited and unaudited financial statements, corporate reports and offering circulars, and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2007 by RP® Financial, LC.

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Page 3.6

Group’s ratio following the stock offering. Tangible equity-to-assets ratios for the Bank and the Peer Group equaled 7.7% and 10.7%, respectively. The increase in Quaint Oak’s pro forma capital position will be favorable from a risk perspective and in terms of future earnings potential that could be realized through leverage and lower funding costs. At the same time, the Bank’s higher pro forma capitalization will initially depress return on equity. Both Quaint Oak’s and the Peer Group’s capital ratios reflected capital surpluses with respect to the regulatory capital requirements, with the Peer Group’s ratios currently exceeding the Bank’s ratios. On a pro forma basis, the Bank’s regulatory surpluses will likely be above the Peer Group’s ratios.

        The interest-earning asset compositions for the Bank and the Peer Group were similar, with loans constituting the bulk of interest-earning assets for both Quaint Oak and the Peer Group. The Bank’s loans-to-assets ratio of 89.1% was higher than to the comparable Peer Group ratio of 64.8%. Comparatively, the Peer Group’s cash and investments-to-assets ratio of 31.2% exceeded the comparable ratio for the Bank of 10.1%. Overall, Quaint Oak’s interest-earning assets amounted to 99.2% of assets, which was higher than the comparable Peer Group ratio of 96.0%.

        Quaint Oak’s funding liabilities reflected a funding strategy that was somewhat similar to that of the Peer Group’s funding composition. The Bank’s deposits equaled 91.1% of assets, which was above the comparable Peer Group ratio of 69.4%. Comparatively, borrowings were not utilized by the Bank, as they were to a greater extent by the Peer Group, as indicated by borrowings-to-assets ratios of 0.0% and 18.4% for Quaint Oak and the Peer Group, respectively. Total interest-bearing liabilities maintained by the Bank and the Peer Group, as a percent of assets, equaled 91.1% and 88.1%, respectively. Following the increase in capital provided by the net proceeds of the stock offering, the Bank’s ratio of interest-bearing liabilities as a percent of assets will likely be less than the Peer Group’s ratio.

        A key measure of balance sheet strength for a thrift institution is its IEA/IBL ratio. Presently, the Peer Group’s IEA/IBL ratio is stronger than the Bank’s ratio, based on IEA/IBL ratios of 109.0% and 108.9%, respectively. The additional capital realized from stock proceeds should serve to provide Quaint Oak with an IEA/IBL ratio that approximates or exceeds the Peer Group’s ratio, as the increase in capital provided by the infusion of stock proceeds will serve to

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lower the level of interest-bearing liabilities funding assets and will be primarily deployed into interest-earning assets.

        The growth rate section of Table 3.2 shows annual growth rates for key balance sheet items. Quaint Oak’s and the Peer Group’s growth rates are based on growth for the twelve months ended December 31, 2006 or the most recent period available. Quaint Oak’s assets increased at a 7.3% annual rate, which was well above the Peer Group’s asset decline of negative 0.9%. Asset growth for the Bank was realized through both loan and cash and equivalents growth. The Peer Group experienced modest loan growth which was funded with available cash and investments. Additional declines in cash and investments were reflected in the Peer Group’s overall asset decline of 0.9%.

        Deposits funded most of the Bank’s asset growth in 2006, although borrowings were utilized during 2006 at various times (up to a maximum of $3.0 million), when loan demand exceeded available funds or deposit growth was insufficient. At December 31, 2006, there were no borrowings outstanding. Asset size was maintained for the Peer Group by modest deposit growth, offset by a decline in borrowings. The Bank’s deposit growth rate was above the comparable growth rate posted by the Peer Group. Both Quaint Oak and the Peer Group experienced an increase in net worth over the trailing twelve month period. The Bank’s capital was favorably impacted by the net income recorded during the most recent twelve month period, while the Peer Group’s capital improvement was slowed by dividend payments as well as stock repurchases. The increase in capital realized from stock proceeds, as well as possible dividend payments and stock repurchases, will likely depress the Bank’s capital growth rate following the stock offering.

Income and Expense Components

        Table 3.3 displays comparable statements of operations for the Bank and the Peer Group, based on earnings for the twelve months ended December 31, 2006, unless otherwise indicated for the Peer Group companies. Quaint Oak and the Peer Group reported net income to average assets ratios of 0.96% and 0.78%, respectively. The Bank reported a lower net interest income ratio and lower operating expenses in comparison to the Peer Group. The Peer Group’s earnings reflected higher non-interest income and comparative earnings advantages with respect to

RP® Financial, LC.
Page 3.8

Table 3.3
Income as Percent of Average Assets and Yields, Costs, Spreads
Comparable Institution Analysis
For the 12 Months Ended December 31, 2006

			Net Interest Income					Other Income
		Net Income	Income	Expense	NII	Loss Provis. on IEA	NII After Provis.	Loan Fees	R.E. Oper.	Other Income	Total Other Income

Quaint Oak Bancorp, Inc. of PA
December 31, 2006		0.96%	6.65%	3.55%	3.10%	0.24%	2.86%	0.00%	0.00%	0.04%	0.04%

All Public Companies
Averages		0.59%	5.69%	2.89%	2.81%	0.09%	2.72%	0.03%	0.00%	0.63%	0.66%
Medians		0.61%	5.63%	2.87%	2.78%	0.07%	2.70%	0.00%	0.00%	0.51%	0.52%

State of PA
Averages		0.61%	5.33%	2.98%	2.35%	0.00%	2.36%	0.01%	0.00%	0.51%	0.52%
Medians		0.74%	5.37%	2.90%	2.33%	0.04%	2.23%	0.00%	0.00%	0.48%	0.48%

Comparable Group
Averages		0.78%	6.02%	2.85%	3.17%	0.04%	3.13%	0.03%	0.01%	0.38%	0.41%
Medians		0.81%	5.85%	2.91%	3.22%	0.03%	3.19%	0.00%	0.00%	0.36%	0.40%

Comparable Group
BRBI	Blue River Bancshares of IN(1)	0.66%	6.52%	2.84%	3.68%	0.20%	3.48%	0.00%	-0.04%	0.68%	0.63%
ESBK	Elmira Savings Bank, FSB of NY(1)	0.82%	5.37%	2.41%	2.97%	-0.06%	3.02%	0.00%	0.00%	0.73%	0.73%
FFDF	FFD Financial Corp. of Dover OH(3)	0.97%	6.96%	2.98%	3.98%	0.10%	3.88%	0.00%	0.00%	0.29%	0.29%
PEDE	Great Pee Dee Bancorp of SC(3)	0.70%	6.73%	3.71%	3.02%	0.11%	2.91%	0.00%	0.01%	0.41%	0.42%
HARL	Harleysville Savings Fin. Corp. of PA	0.51%	5.14%	3.51%	1.63%	0.00%	1.63%	0.00%	0.00%	0.17%	0.17%
MFLR	Mayflower Co-Op. Bank of MA(1)	0.46%	5.38%	2.28%	3.10%	0.04%	3.06%	0.07%	0.00%	0.35%	0.42%
ROME	Rome Bancorp, Inc. of Rome NY	1.11%	5.76%	1.16%	4.60%	0.05%	4.55%	0.00%	0.00%	0.62%	0.62%
THRD	TF Financial Corp. of Newtown PA	0.83%	5.73%	2.39%	3.34%	0.02%	3.32%	0.01%	0.00%	0.37%	0.39%
WVFC	WVS Financial Corp. of PA(3)	0.80%	5.93%	4.11%	1.82%	0.00%	1.82%	0.00%	0.00%	0.15%	0.15%
WSB	Washington SB, FSB of Bowie MD(1)	0.96%	6.64%	3.11%	3.53%	-0.06%	3.59%	0.21%	0.11%	0.00%	0.32%

		G&A/Other Exp.		Non-Op. Items		Yields, Costs, and Spreads
		G&A Expense	Goodwill Amort.	Net Gains	Extrao. Items	Yield On Assets	Cost Of Funds	Yld-Cost Spread	MEMO: Assets/ FTE Emp.	MEMO: Effective Tax Rate

Quaint Oak Bancorp, Inc. of PA
December 31, 2006		1.33%	0.00%	0.00%	0.00%	6.70%	3.87%	2.83%	$10,201	38.60%

All Public Companies
Averages		2.49%	0.03%	0.02%	-0.01%	6.02%	3.30%	2.72%	$6,173	31.14%
Medians		2.40%	0.00%	0.00%	0.00%	5.94%	3.29%	2.75%	$4,519	32.77%

State of PA
Averages		1.99%	0.04%	-0.05%	0.00%	5.67%	3.35%	2.31%	$5,557	22.31%
Medians		2.12%	0.01%	0.00%	0.00%	5.66%	3.26%	2.18%	$4,904	25.58%

Comparable Group
Averages		2.43%	0.02%	0.01%	0.00%	6.25%	3.21%	3.04%	$5,749	33.01%
Medians		2.58%	0.00%	0.01%	0.00%	6.05%	3.26%	3.23%	$3,802	35.05%

Comparable Group
BRBI	Blue River Bancshares of IN(1)	3.47%	0.03%	0.00%	0.00%	6.86%	3.11%	3.75%	NM	NM
ESBK	Elmira Savings Bank, FSB of NY(1)	2.57%	0.03%	-0.15%	0.00%	5.60%	2.60%	2.99%	NM	37.79%
FFDF	FFD Financial Corp. of Dover OH(3)	2.78%	0.00%	0.10%	0.00%	7.08%	3.41%	3.67%	$3,802	34.16%
PEDE	Great Pee Dee Bancorp of SC(3)	2.15%	0.08%	0.04%	0.00%	7.02%	4.27%	2.75%	NM	38.35%
HARL	Harleysville Savings Fin. Corp. of PA	1.15%	0.00%	0.00%	0.00%	5.31%	3.78%	1.54%	$8,718	22.41%
MFLR	Mayflower Co-Op. Bank of MA(1)	2.67%	0.01%	-0.08%	0.00%	5.61%	2.48%	3.12%	NM	36.35%
ROME	Rome Bancorp, Inc. of Rome NY	3.47%	0.00%	0.01%	0.00%	6.09%	1.65%	4.44%	NM	35.05%
THRD	TF Financial Corp. of Newtown PA	2.57%	0.01%	0.03%	0.00%	6.01%	2.68%	3.33%	$3,458	27.92%
WVFC	WVS Financial Corp. of PA(3)	0.85%	0.00%	0.00%	0.00%	6.01%	4.48%	1.52%	$9,709	29.01%
WSB	Washington SB, FSB of Bowie MD(1)	2.59%	0.00%	0.15%	0.00%	6.93%	3.59%	3.33%	$3,059	36.03%

(1)	Financial information is as of or for the 12 months ended September 30, 2006.
(3)	Income and expense information has been annualized from available financial information.

Source:	Audited and unaudited financial statements, corporate reports and offering circulars, and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2007 by RP® Financial, LC.

RP® Financial, LC.
Page 3.9

maintaining a lower effective tax rate and lower loan loss provisions. Net gains were zero for the Bank and minimal for the Peer Group.

        The Peer Group’s stronger net interest income ratio was realized through maintenance of a lower interest expense ratio, which was partially offset by the Bank’s higher interest income ratio. The Bank’s higher interest income ratio was realized through earning a higher yield on interest-earning assets (6.70% versus 6.25% for the Peer Group), which was supported by the Bank’s interest-earning asset composition that reflected a higher concentration of loans in comparison to the Peer Group’s interest-earning asset composition. The Peer Group’s lower interest expense ratio was supported by maintenance of a lower cost of funds (3.21% versus 3.87% for the Bank) and maintenance of a lower level of interest-bearing liabilities funding assets. Overall, Quaint Oak and the Peer Group reported net interest income to average assets ratios of 3.10% and 3.17%, respectively.

        In another key area of core earnings strength, the Bank maintained a lower level of operating expenses than the Peer Group. For the period covered in Table 3.3, the Bank and the Peer Group reported operating expense to average assets ratios of 1.33% and 2.43%, respectively. Consistent with the Bank’s lower operating expense ratio and less diversified operations, Quaint Oak maintained a comparable lower number of employees relative to its asset size. Assets per full time equivalent employee equaled $10.2 million for the Bank, versus a comparable median measure of $3.8 million for the Peer Group. Quaint Oak’s lower operating expense ratio is mostly attributed to the small number of full-time equivalent employees and the cost of operating only one location. On a post-offering basis, the Bank’s operating expenses can be expected to increase with the addition of stock benefit plans and certain expenses that result from being a publicly-traded company, with such expenses already impacting the Peer Group’s operating expenses. At the same time, Quaint Oak’s capacity to leverage operating expenses will be comparable to or greater than the Peer Group’s leverage capacity following the increase in capital realized from the infusion of net stock proceeds.

        When viewed together, net interest income and operating expenses provide considerable insight into a thrift’s earnings strength, since those sources of income and expenses are typically the most prominent components of earnings and are generally more predictable than losses and

RP® Financial, LC.
Page 3.10

gains realized from the sale of assets or other non-recurring activities. In this regard, as measured by their expense coverage ratios (net interest income divided by operating expenses), the Bank’s earnings were stronger than the Peer Group’s. Expense coverage ratios posted by Quaint Oak and the Peer Group equaled 2.33x and 1.30x, respectively. An expense coverage ratio of greater than 1.0x indicates that an institution is able to sustain pre-tax profitability without having to rely on non-interest sources of income.

        As noted above, sources of non-interest operating income provided a larger contribution to the Peer Group’s earnings. Non-interest operating income equaled 0.04% and 0.41% of Quaint Oak’s and the Peer Group’s average assets, respectively. Taking non-interest operating income into account in comparing the Bank’s and the Peer Group’s earnings, Quaint Oak’s efficiency ratio (operating expenses, net of amortization of intangibles, as a percent of the sum of non-interest operating income and net interest income) of 42.4% was more favorable than the Peer Group’s efficiency ratio of 67.3%. The Bank’s more favorable efficiency ratio was realized through maintenance of a much lower operating expense ratio.

        Loan loss provisions had a larger impact on the Bank, with loan loss provisions established by the Bank and the Peer Group equaling 0.24% and 0.04% of average assets, respectively. The Bank’s higher level of provisions were utilized to replace chargeoffs of $60,000 and to increase the allowance for loan losses balance, in context with the increase in the size and credit risk of the loan portfolio. The relatively minor impact of loan loss provisions on the Peer Group’s earnings was indicative of their generally favorable credit quality measures and lending strategies.

        The Peer Group reported a net non-operating gain of 0.01% of average assets, while the Bank did not report any non-operating gains or losses. Typically, gains and losses generated from non-operating items are viewed as earnings with a relatively high degree of volatility, particularly to the extent that such gains and losses result from these items are not considered to be part of an institution’s core operations. Comparatively, to the extent that gains have been derived through selling fixed rate loans into the secondary market, such gains may be considered to be an ongoing activity for an institution particularly during periods of low interest rates and, therefore, warrant some consideration as a core earnings factor for an institution. However, loan

RP® Financial, LC.
Page 3.11

sale gains are still viewed as a more volatile source of income than income generated through the net interest margin and non-interest operating income. Extraordinary items were not a factor in either the Bank’s or the Peer Group’s earnings.

        Taxes had a larger impact on the Bank’s earnings, as the Peer Group and Quaint Oak posted effective tax rates of 33.0% and 38.6%, respectively. The Peer Group’s lower effective tax reflects the impact of tax-advantaged investments in bank-owned life insurance and investments that are held in a subsidiary that receives favorable state income tax treatment. As indicated in the prospectus, the Bank’s effective marginal tax rate is equal to 39%. Quaint Oak has indicated that it intends to purchase approximately $1.25 million of bank owned life insurance during fiscal 2007.

Loan Composition

        Table 3.4 presents data related to the Bank’s and the Peer Group’s loan portfolio compositions and investment in mortgage-backed securities. The Bank’s loan portfolio composition reflected a higher concentration of 1-4 family permanent mortgage loans and mortgage-backed securities as a percent of assets than maintained by the Peer Group (56.4% versus 48.9% for the Peer Group). The Bank’s higher ratio was attributable to maintaining a higher concentration of 1-4 family loans, as the Bank does not have mortgage-backed securities. The Bank did not maintain a balance of loans serviced for others or servicing intangible assets, while the Peer Group, reported a modest balance, based on the median figure of $5.2 million of loans serviced for others.

        Diversification into higher risk types of lending was slightly greater for the Bank. Commercial real estate/multi-family loans represented the most significant area of lending diversification for the Bank (33.42% of assets), followed by a minimal amount of consumer loans (0.02% of assets). The Peer Group’s lending diversification consisted primarily of commercial real estate/multi-family loans (14.35% of assets), followed by construction/land loans (6.69% of assets). Lending diversification was more significant for the Peer Group with respect to construction/land loans, commercial business loans, and consumer loans, while commercial real estate/multi-family loans were the most significant area of lending diversification for the Bank. Overall, the Bank’s higher ratio of loans-to-assets and higher

RP® Financial, LC.
Page 3.12

Table 3.4
Loan Portfolio Composition and Related Information
Comparable Institution analysis
As of December 31, 2006

		Portfolio Composition as a Percent of Assets
Institution		MBS	1-4 Family	Constr. & Land	5+Unit Comm RE	Commerc. Business	Consumer	RWA/ Assets	Serviced For Others	Servicing Assets
		(%)	(%)	(%)	(%)	(%)	(%)	(%)	($000)	($000)

Quaint Oak Bancorp, Inc. of PA		0.00%	56.36%	0.00%	33.42%	0.00%	0.02%	61.23%	$0	$0

All Public Companies
Averages		10.19%	36.99%	6.96%	18.69%	4.14%	3.22%	63.53%	$1,252,888	$13,603
Medians		6.83%	35.90%	4.82%	16.68%	2.69%	0.87%	64.14%	$32,805	$127

State of PA
Averages		19.59%	36.99%	3.55%	10.16%	2.09%	2.02%	52.46%	$809,963	$7,083
Medians		16.29%	39.62%	3.24%	8.79%	1.30%	0.53%	54.52%	$28,630	$145

Comparable Group
Averages		13.62%	35.23%	6.69%	14.35%	4.17%	3.48%	57.71%	$24,906	$173
Medians		10.92%	35.12%	3.80%	13.91%	2.59%	1.50%	60.51%	$5,185	$10

Comparable Group
BRBI	Blue River Bancshares of IN(1)	NA	NA	NA	NA	NA	NA	31.71%	$4,960	$0
ESBK	Elmira Savings Bank, FSB of NY(1)	15.85%	30.56%	0.36%	11.14%	8.61%	10.09%	60.81%	$72,250	$429
FFDF	FFD Financial Corp. of Dover OH	0.23%	36.15%	3.92%	31.72%	9.49%	3.75%	75.45%	$75,710	$685
PEDE	Great Pee Dee Bancorp of SC	6.00%	34.08%	12.87%	29.29%	3.83%	2.41%	73.13%	$430	$0
HARL	Harleysville Savings Fin. Corp. of PA	29.38%	50.26%	0.42%	0.66%	0.12%	0.18%	49.35%	$3,930	$0
MFLR	Mayflower Co-Op. Bank of MA(1)	NA	NA	NA	NA	NA	NA	60.21%	$57,190	$374
ROME	Rome Bancorp, Inc. of Rome NY	0.16%	49.67%	1.77%	17.63%	8.61%	10.50%	72.49%	$5,410	$20
THRD	TF Financial Corp. of Newtown PA	11.42%	52.09%	6.21%	16.69%	1.34%	0.60%	59.48%	$28,630	$223
WVFC	WVS Financial Corp. of PA	35.49%	6.70%	3.68%	2.85%	0.50%	0.22%	30.90%	$0	$0
WSB	Washington SB, FSB of Bowie MD(1)	10.41%	22.30%	24.26%	4.85%	0.83%	0.11%	63.59%	$550	$0

(1)	Financial data is as of September 30, 2006.

Source:	Audited and unaudited financial statements, corporate reports and offering circulars, and RP® Financial, LC. calculations.
The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2007 by RP® Financial, LC.

RP® Financial, LC.
Page 3.13

overall degree of lending diversification into higher risk types of lending translated into a higher risk weighted assets-to-assets ratio of 61.2%, versus a comparable Peer Group ratio of 57.7%.

Credit Risk

        Overall, the credit risk associated with the Bank’s balance sheet was considered to be somewhat lower than the Peer Group’s, as implied by Quaint Oak’s more favorable credit quality measures for non-performing assets and reserve coverage ratios (see Table 3.5). As of December 31, 2006, the Bank reported total NPAs plus loans greater than 90 days delinquent and still accruing equal to 0.32% of assets, versus 0.75% of assets for the Peer Group. Non-performing loans (non-accruing loans) for Quaint Oak equaled 0.00% of loans versus 0.53% of loans for the Peer Group. The Peer Group’s loss reserves as a percent of non-performing loans equaled 180.6%, versus “not meaningful” for the Bank, as Quaint Oak had a zero balance of non-accruing loans at December 31, 2006. Loss reserves maintained as percent of net loans receivable were higher for the Bank (1.05% versus 0.89% for the Peer Group). The Bank’s credit risk exposure was also considered to be less favorable with respect to recording a higher level of net loan charge-offs as a percent of loans receivable for the most recent twelve month period. Comparatively, net loan charge-offs recorded by the Peer Group equaled 0.01% of net loans receivable.

Interest Rate Risk

        Table 3.6 reflects various key ratios highlighting the relative interest rate risk exposure of the Bank versus the Peer Group. In terms of balance sheet composition, Quaint Oak’s interest rate risk characteristics were considered to be less favorable than the Peer Group’s. Most notably, Quaint Oak’s lower tangible capital position and lower IEA/IBL ratio indicate a greater dependence on the yield-cost spread to sustain the net interest margin. The Bank maintained a lower level of non-interest earning assets compared to the Peer Group, a favorable comparative factor. On a pro forma basis, the infusion of stock proceeds should provide the Bank with comparable or more favorable balance sheet interest rate risk characteristics than currently maintained by the Peer Group, particularly with respect to the increases that will be realized in Bank’s equity-to-assets and IEA/IBL ratios.

RP® Financial, LC.
Page 3.14

Table 3.5
Credit Risk Measures and Related Information
Comparable Institution Analysis
As of December 31, 2006 or Most Recent Date Available

Institution		REO/ Assets	NPAs & 90+Del/ Assets	NPLs/ Loans	Rsrves/ Loans	Rsrves/ NPLs	Rsrves/ NPAs & 90+Del	Net Loan Chargoffs	NLCs/ Loans
		(%)	(%)	(%)	(%)	(%)	(%)	($000)	(%)

Quaint Oak Bancorp, Inc. of PA		0.00%	0.32%	0.00%	1.05%	0.00%	294.87%	$61	0.11%

All Public Companies
Averages		0.07%	0.54%	0.55%	0.85%	253.67%	233.85%	$438	0.13%
Medians		0.00%	0.31%	0.37%	0.78%	170.61%	143.93%	$57	0.02%

State of PA
Averages		0.06%	0.42%	0.54%	0.88%	202.73%	165.71%	$369	0.10%
Medians		0.00%	0.43%	0.46%	0.84%	202.25%	137.69%	$66	0.01%

Comparable Group
Averages		0.00%	0.75%	0.53%	0.89%	180.62%	234.83%	$68	0.01%
Medians		0.00%	0.33%	0.37%	0.74%	177.99%	210.89%	$13	0.01%

Comparable Group
BRBI	Blue River Bancshares of IN(1)	0.00%	2.78%	1.29%	0.93%	NA	28.70%	$196	0.00%
ESBK	Elmira Savings Bank, FSB of NY(1)	0.00%	0.08%	0.05%	0.74%	NA	579.79%	$28	0.05%
FFDF	FFD Financial Corp. of Dover OH	0.00%	0.81%	0.91%	0.54%	NA	60.15%	$13	0.04%
PEDE	Great Pee Dee Bancorp of SC	0.01%	0.28%	0.32%	1.06%	228.10%	318.56%	$11	0.02%
HARL	Harleysville Savings Fin. Corp. of PA	0.00%	NA	NA	0.50%	NA	NA	$3	0.00%
MFLR	Mayflower Co-Op. Bank of MA(1)	0.00%	NA	NA	1.24%	NA	NA	$2	0.01%
ROME	Rome Bancorp, Inc. of Rome NY	0.00%	0.38%	0.41%	0.74%	177.99%	173.33%	$29	-0.01%
THRD	TF Financial Corp. of Newtown PA	0.00%	0.17%	0.22%	0.59%	135.78%	248.45%	$13	-0.04%
WVFC	WVS Financial Corp. of PA	0.00%	NA	NA	1.63%	NA	NA	$1	0.01%
WSB	Washington SB, FSB of Bowie MD(1)	0.00%	NA	NA	NA	NA	NA	$386	0.00%

(1)	Financial information is for the quarter ending September 30, 2006.

Source:	Audited and unaudited financial statements, corporate reports and offering circulars, and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2007 by RP® Financial, LC.

RP® Financial, LC.
Page 3.15

Table 3.6
Interest Rate Risk Measures and Net Interest Income Volatility
Comparable Institution Analysis
As of December 31, 2006 or Most Recent Date Available

		Balance Sheet Measures
		Equity/ Assets	IEA/ IBL	Non-Earn. Assets/ Assets	Quarterly Change in Net Interest Income
Institution					12/31/2006	9/30/2006	6/30/2006	3/31/2006	12/31/2005	9/30/2005
		(%)	(%)	(%)	(change in net interest income is annualized in basis points)

Quaint Oak Bancorp, Inc. of PA		7.7%	108.9%	0.8%	-13	-13	9	3	0	-13

All Public Companies		10.6%	108.2%	5.4%	-7	-6	-4	-2	0	0
State of PA		8.6%	106.5%	6.0%	-2	-8	-3	2	2	-4

Comparable Group
Averages		10.7%	109.4%	4.0%	-10	-6	2	1	-1	0
Medians		8.7%	107.4%	4.1%	-10	-9	1	-1	-1	3

Comparable Group
BRBI	Blue River Bancshares of IN(1)	6.8%	104.4%	5.1%	NA	14	23	5	12	14
ESBK	Elmira Savings Bank, FSB of NY(1)	6.7%	104.0%	3.7%	NA	-17	-6	-3	-6	-6
FFDF	FFD Financial Corp. of Dover OH	10.5%	111.6%	1.7%	-7	NA	NA	19	15	16
PEDE	Great Pee Dee Bancorp of SC	12.1%	110.2%	4.1%	-19	NA	NA	1	-3	14
HARL	Harleysville Savings Fin. Corp. of PA	6.5%	103.9%	3.6%	-12	-11	1	11	-13	-3
MFLR	Mayflower Co-Op. Bank of MA(1)	7.9%	104.4%	4.5%	NA	-9	-16	-7	-5	3
ROME	Rome Bancorp, Inc. of Rome NY	25.9%	128.3%	7.2%	-5	-4	-4	-5	23	13
THRD	TF Financial Corp. of Newtown PA	9.5%	107.2%	4.9%	1	-5	7	-15	1	1
WVFC	WVS Financial Corp. of PA	7.2%	107.5%	1.4%	-15	NA	NA	28	1	2
WSB	Washington SB, FSB of Bowie MD(1)	14.0%	112.5%	4.0%	NA	-14	6	-23	-34	-50

(1)	Financial information is for the quarter ending September 30, 2006.
NA=Change is greater than 100 basis points during the quarter.

Source:	Audited and unaudited financial statements, corporate reports and offering circulars, and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2007 by RP® Financial, LC.

RP® Financial, LC.
Page 3.16

        To analyze interest rate risk associated with the net interest margin, we reviewed quarterly changes in net interest income as a percent of average assets for Quaint Oak and the Peer Group. In general, the relative fluctuations in the Bank’s net interest income to average assets ratios were considered to be somewhat higher than the Peer Group and, thus, based on the interest rate environment that prevailed during the period analyzed in Table 3.6, Quaint Oak was viewed as maintaining a higher degree of interest rate risk exposure in the net interest margin. The stability of the Bank’s net interest margin should be enhanced by the infusion of stock proceeds, as the increase in capital will reduce the level of interest rate sensitive liabilities funding Quaint Oak’s assets.

Summary

        Based on the above analysis and the criteria employed in the selection of the companies for the Peer Group, RP Financial concluded that the Peer Group forms a reasonable basis for determining the pro forma market value of Quaint Oak. Such general characteristics as asset size, capital position, interest-earning asset composition, funding composition, core earnings measures, loan composition, credit quality and exposure to interest rate risk all tend to support the reasonability of the Peer Group from a financial standpoint. Those areas where differences exist will be addressed in the form of valuation adjustments to the extent necessary.

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IV. VALUATION ANALYSIS

Introduction

        This chapter presents the valuation analysis and methodology, prepared pursuant to the regulatory valuation guidelines, and valuation adjustments and assumptions used to determine the estimated pro forma market value of the common stock to be issued in conjunction with the Bank’s conversion transaction.

Appraisal Guidelines

        The OTS written appraisal guidelines, which have been adopted in practice by the FDIC and the Pennsylvania Department of Banking, specify the market value methodology for estimating the pro forma market value of an institution pursuant to a mutual-to-stock conversion. Pursuant to this methodology: (1) a peer group of comparable publicly-traded institutions is selected; (2) a financial and operational comparison of the subject company to the peer group is conducted to discern key differences; and (3) a valuation analysis in which the pro forma market value of the subject company is determined based on the market pricing of the peer group as of the date of valuation, incorporating valuation adjustments for key differences. In addition, the pricing characteristics of recent conversions, both at conversion and in the aftermarket, must be considered.

RP Financial Approach to the Valuation

        The valuation analysis herein complies with such regulatory approval guidelines. Accordingly, the valuation incorporates a detailed analysis based on the Peer Group, discussed in Chapter III, which constitutes “fundamental analysis” techniques. Additionally, the valuation incorporates a “technical analysis” of recently completed stock conversions, including closing pricing and aftermarket trading of such offerings. It should be noted that these valuation analyses cannot possibly fully account for all the market forces which impact trading activity and pricing characteristics of a particular stock on a given day.

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        The pro forma market value determined herein is a preliminary value for the Bank’s to-be-issued stock. Throughout the conversion process, RP Financial will: (1) review changes in Quaint Oak’s operations and financial condition; (2) monitor Quaint Oak’s operations and financial condition relative to the Peer Group to identify any fundamental changes; (3) monitor the external factors affecting value including, but not limited to, local and national economic conditions, interest rates, and the stock market environment, including the market for thrift stocks; and (4) monitor pending conversion offerings (including those in the offering phase), both regionally and nationally. If material changes should occur during the conversion process, RP Financial will evaluate if updated valuation reports should be prepared reflecting such changes and their related impact on value, if any. RP Financial will also prepare a final valuation update at the closing of the offering to determine if the prepared valuation analysis and resulting range of value continues to be appropriate.

        The appraised value determined herein is based on the current market and operating environment for the Bank and for all thrifts. Subsequent changes in the local and national economy, the legislative and regulatory environment, the stock market, interest rates, and other external forces (such as natural disasters or major world events), which may occur from time to time (often with great unpredictability) may materially impact the market value of all thrift stocks, including Quaint Oak’s value, or Quaint Oak’s value alone. To the extent a change in factors impacting the Bank’s value can be reasonably anticipated and/or quantified, RP Financial has incorporated the estimated impact into the analysis.

Valuation Analysis

        A fundamental analysis discussing similarities and differences relative to the Peer Group was presented in Chapter III. The following sections summarize the key differences between the Bank and the Peer Group and how those differences affect the pro forma valuation. Emphasis is placed on the specific strengths and weaknesses of the Bank relative to the Peer Group in such key areas as financial condition, profitability, growth and viability of earnings, asset growth, primary market area, dividends, liquidity of the shares, marketing of the issue, management, and the effect of government regulations and/or regulatory reform. We have also considered the

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market for thrift stocks, including the market for new issues, to assess the impact on value of Quaint Oak coming to market at this time.

1.	Financial Condition

        The financial condition of an institution is an important determinant in pro forma market value because investors typically look to such factors as liquidity, capital, asset composition and quality, and funding sources in assessing investment attractiveness. The similarities and differences in the Bank’s and the Peer Group’s financial strengths are noted as follows:

•	Overall Assets/Liabilities (“A/L”) Composition. Loans funded by retail deposits were the primary components of both Quaint Oak’s and the Peer Group’s balance sheets. The Bank’s IEA composition exhibited a higher concentration of loans and also greater diversification into higher risk and higher yielding loans than the Peer Group. Overall, the Bank’s asset composition provided for a higher IEA yield and a slightly higher risk weighted assets-to-assets ratio than maintained by the Peer Group on average. Quaint Oak’s funding composition reflected a higher level of deposits and a lower level of borrowings in comparison to the Peer Group’s ratios. The Peer Group maintained a lower cost of funds than the Bank, due to the Bank’s higher concentration of CDs and other deposits. As a percent of assets, Quaint Oak maintained a higher IBL level compared to the Peer Group average. On a combined basis, the Bank currently maintains a lower IEA/IBL ratio, but this disadvantage is expected to be reversed on a pro forma basis. On balance, RP Financial concluded that the Bank’s A/L composition on a pro forma basis was a slightly positive factor in our adjustment for financial condition.
•	Credit Quality. Quaint Oak maintained lower ratios of NPAs and delinquent loans than the Peer Group on average. Loss reserves as a percent of loans were higher for the Bank, although this reflects a level of reserves that were increased in context with the increase in the size and credit risk of the loan portfolio. The reserve coverage ratio as a percent of non-accruing loans was in line with industry average for the Peer Group, and “not meaningful for the Bank because of the Bank’s zero balance of non-accruing loans. Reserves as a percent of all NPAs and loans greater than 90 days delinquent and still accruing were more favorable for Quaint Oak. Net loan charge-offs were slightly higher for the Peer Group, and Quaint Oak maintained a higher risk weighted assets-to-assets ratio than the Peer Group. Overall, in comparison to the Peer Group, the Bank appears to have more favorable credit quality, which was considered as a slightly positive factor in our adjustment for financial condition.
•	Balance Sheet Liquidity. The Peer Group operated with a higher level of cash and investment securities relative to the Bank (31.2% of assets versus 10.1% for the Bank). Following the infusion of stock proceeds, the Bank’s cash and investments ratio is expected to increase as the proceeds of the offering will be

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initially deployed into investments. Overall, RP Financial concluded that this was a negative factor in our adjustment for financial condition.

•	Funding Liabilities. Quaint Oak’s higher IBL is attributable to Quaint Oak’s lower capital position, although this relationship is expected to be reversed on a pro forma basis. Increased capitalization and the use of funds should help ameliorate the Bank’s higher cost of funds. As Quaint Oak had a zero balance of borrowings at December 31, 2006, the Bank has greater borrowing capacity going forward than the Peer Group.
•	Capital. Following the stock offering, Quaint Oak’s pro forma capital position will exceed the Peer Group’s equity-to-assets ratio, reversing the currently lower ratio. The increase in the Bank’s pro forma capital position will result in greater leverage potential and potentially reduce the IBL level. At the same time, the Bank’s higher capital will likely result in a lower ROE. On balance, RP Financial concluded this was a slightly positive factor in our adjustment for financial condition.

        On balance, a slight upward valuation adjustment was applied for the Bank’s financial condition relative to the Peer Group.

2.	Profitability, Growth and Viability of Earnings

        Earnings are a key factor in determining pro forma market value, as the level and risk characteristics of an institution’s earnings stream and the prospects and ability to generate future earnings heavily influence the multiple that the investment community will pay for earnings. The major factors considered in the valuation are described below.

•	Reported Earnings. The Bank’s reported earnings were higher than the Peer Group’s on an ROAA basis (0.96% of average assets versus 0.78% for the Peer Group), reflecting a lower net interest income ratio, lower non-interest income ratio and considerably lower operating expense ratio, slightly offset by a higher effective tax rate. The lower net interest income ratio was due to a higher interest expense ratio, evident in the Bank’s higher cost of funds. The Bank’s loan loss provisions were higher and net non-operating items were lower compared to the Peer Group in overall profitability. The net reinvestment benefit of the offering proceeds should support the Bank’s profitability even more, so there will remain a comparative advantage, leading to the net upward adjustment for profitability, growth and viability of earnings.
•	Core Earnings. Both the Bank’s and the Peer Group’s earnings were derived largely from recurring sources, with the specifics highlighted above. The Bank maintains a higher expense coverage ratio, 2.33x versus 1.30x for the Peer Group. Similarly, the Bank’s efficiency ratio of 42.4% was more favorable than the Peer

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Group’s efficiency ratio of 67.3%. The conversion proceeds reinvestment will support the Bank’s profitability, on a core basis; therefore the Bank will maintain higher profitability, thus supporting an upward valuation earnings adjustment.

•	Interest Rate Risk. Historically, the Bank’s exposure to interest rate risk appears to have been greater than for the Peer Group. On a pro forma basis, the infusion of stock proceeds can be expected to reduce the interest rate risk through higher capitalization and proceeds reinvestment. On balance, RP Financial concluded that interest rate risk was a neutral factor in our adjustment for profitability, growth and viability of earnings.
•	Credit Risk. As noted in the earlier section, the Bank appears to have a lower credit risk profile with lower NPAs, higher reserve coverage ratios, higher risk-weighted assets to assets and lower chargeoffs. Accordingly, RP Financial concluded that credit risk was a slightly positive factor in our adjustment for profitability, growth and viability of earnings.
•	Earnings Growth Potential. The Bank has recorded stronger asset growth combined with the higher core profitability compared to the Peer Group. The infusion of stock proceeds will increase the Bank’s earnings growth potential more with respect to leverage capacity. However, Quaint Oak’s lower level of non-interest operating income provides less earnings growth potential and sustainability of earnings during periods when net interest margins come under pressure as the result of unfavorable changes in the yield curve, however the Bank does have lower operating expenses. On balance, this was a slightly positive factor in our adjustment for profitability, growth and viability of earnings.
•	Return on Equity. Quaint Oak’s current return on equity is higher than the Peer Group’s ratio. Accordingly, as the result of the significant increase in capital that will be realized from the infusion of net stock proceeds into the Bank’s equity, the Bank’s pro forma return on equity on a core earnings basis will be below the Peer Group’s return on equity ratio. Accordingly, this was a negative factor in the adjustment for profitability, growth and viability of earnings.

        On balance, we concluded that a moderate upward valuation adjustment was warranted for this factor.

3.	Asset Growth

        Quaint Oak’s asset growth for the most recent twelve month period was higher than the Peer Group’s asset decline for same period (7.3% growth versus a 0.9% decline for the Peer Group), as the Bank’s loan growth was funded through deposit growth. On a pro forma basis, the Bank’s tangible equity-to-assets ratio will be above the Peer Group’s tangible equity-to-assets ratio, implying higher leverage capacity for the Bank. Future growth capabilities for the

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Bank may be limited due to the lack of a branch office network. Accordingly, on balance, we believe that a slight upward valuation adjustment was warranted for this factor.

4.	Primary Market Area

        The general condition of an institution’s market area has an impact on value, as future success is in part dependent upon opportunities for profitable activities in the local market served. Quaint Oak’s primary market area for deposits is considered to be the local areas surrounding the Bank’s main office in Bucks County, while lending activities extend over a somewhat greater geographical area. The markets served by the Bank are somewhat more affluent than statewide averages and growing rapidly, thereby fostering significant competition among financial services companies that includes other locally-based thrifts and banks, as well as regional and super regional banks.

        Quaint Oak operates in a more populous and faster growing market compared to the majority of the Peer Group companies and the Bank’s market area future growth characteristics are more favorable than the Peer Group average rate. Comparative per capita income measures also imply that Bucks County, Pennsylvania is a more affluent market area compared to the markets served by the Peer Group companies. Quaint Oak’s deposit market share, however, in Bucks County was less than the majority of the Peer Group companies, indicating a competitive position disadvantage for the Bank. In addition, the favorable demographic and economic characteristics have led to a significant level of competition in the local market area served. Summary demographic and deposit market share data for the Bank and the Peer Group companies is provided in Exhibit III-3. As shown in Table 4.1, December 2006 unemployment rates for the majority of the markets served by the Peer Group companies were higher than the unemployment rate reflected for Bucks County. On balance, we concluded that no adjustment was appropriate for the Bank’s market area.

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Table 4.1
Market Area Unemployment Rates
Quaint Oak Bank and the Peer Group Companies (1)

	County	December 2006 Unemployment
Quaint Oak Bank - PA	Bucks	3.4%

Peer Group Average		4.6%
Blue River Bancshares, Inc. - IN	Shelby	4.3%
Elmira Savings Bank, FSB - NY	Chemung	4.2
FFD Financial Corp. - OH	Tuscarawas	5.1
Great Pee Dee Bancorp, Inc. - SC	Chesterfield	9.1
Harleysville Savings Fin. Corp. - PA	Montgomery	3.1
Mayflower Co-Op Bank - MA	Plymouth	5.1
Rome Bancorp - NY	Oneida	3.7
TF Financial Corp. - PA	Bucks	3.4
Washington SB, FSB - MD	Prince George’s	4.0
WVS Financial Corp. - PA	Allegheny	3.9
(1)	Unemployment rates are not seasonally adjusted.

Source: U.S. Bureau of Labor Statistics.

5.	Dividends

        At this time the Bank does not intend to pay a dividend following the conversion but will examine the possibility of paying a dividend. Future declarations of dividends by the Board of Directors will depend upon a number of factors, including investment opportunities, growth objectives, financial condition, profitability, tax considerations, minimum capital requirements, regulatory limitations, stock market characteristics and general economic conditions.

        All of the ten Peer Group companies pay regular cash dividends, with implied dividend yields ranging from 1.39% to 4.11%. The average dividend yield on the stocks of the Peer Group institutions equaled 2.99% as of March 9, 2007. As of the same date, approximately 89% of all fully-converted publicly-traded thrifts had adopted cash dividend policies (see Exhibit IV-1), exhibiting an average yield of 2.58%. The dividend paying thrifts generally maintain higher than average profitability ratios, facilitating their ability to pay cash dividends.

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        The Bank will have the capacity to pay a dividend comparable to the Peer Group’s average dividend yield based on pro forma capitalization and pro forma net income. On balance, we concluded that no adjustment was warranted for purposes of the Bank’s dividend policy.

6.	Liquidity of the Shares

        The Peer Group is by definition composed of companies that are traded in the public markets. Nine of the Peer Group members trade on the NASDAQ and one of the Peer Group members trade on AMEX. Typically, the number of shares outstanding and market capitalization provides an indication of how much liquidity there will be in a particular stock. The market capitalization of the Peer Group companies ranged from $19.1 million to $106.4 million as of March 9, 2007, with average and median market values of $49.2 million and $38.4 million, respectively. The shares issued and outstanding to the public shareholders of the Peer Group members ranged from 1.1 million to 8.5 million, with average and median shares outstanding of 3.5 million and 2.6 million, respectively. The Bank’s stock offering is expected to have a pro forma market value that will be below the range of market values reflected for the Peer Group companies, while shares outstanding for the Bank will also be below the range of shares outstanding indicated for Peer Group. The Bank’s stock will be quoted on the OTC Bulletin Board following the stock offering, while the Peer Companies trade on NASDAQ or AMEX. Overall, we anticipate that the Bank’s public stock will have a different trading market than the Peer Group companies on average and, therefore, concluded a slight downward adjustment was necessary for this factor.

7.	Marketing of the Issue

        We believe that three separate markets exist for thrift stocks, including those coming to market such as Quaint Oak: (1) the after-market for public companies, in which trading activity is regular and investment decisions are made based upon financial condition, earnings, capital, ROE, dividends and future prospects; (2) the new issue market in which converting thrifts are evaluated on the basis of the same factors, but on a pro forma basis without the benefit of prior operations as a fully-converted publicly-held company and stock trading history; and (3) the

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acquisition market for thrift franchises in Pennsylvania. All three of these markets were considered in the valuation of the Bank’s to-be-issued stock.

A.	The Public Market

        The value of publicly-traded thrift stocks is easily measurable, and is tracked by most investment houses and related organizations. Exhibit IV-1 provides pricing and financial data on all publicly-traded thrifts. In general, thrift stock values react to market stimuli such as interest rates, inflation, perceived industry health, projected rates of economic growth, regulatory issues and stock market conditions in general. Exhibit IV-2 displays historical stock market trends for various indices and includes historical stock price index values for thrifts and commercial banks. Exhibit IV-3 displays historical stock price indices for thrifts only.

        In terms of assessing general stock market conditions, the performance of the overall stock market has generally been positive over the past year. In early-March 2006, stocks trended lower on concerns that rising global interest rates would hurt corporate profits. Stocks rebounded in mid-March, as economic data showing steady economic growth and little consumer inflation helped to lift the DJIA to a four and one-half year high. Stocks trended lower at the close of the first quarter on interest rate worries, as the Federal Reserve lifted rates another quarter point and hinted at more increases to come.

        The broader stock market traded up at the start of the second quarter of 2006, reflecting optimism about first quarter earnings and that tame inflation would bring an end to rate increases by the Federal Reserve. Higher oil prices curbed the positive trend in stocks during mid-April, which was followed by the biggest gain of the year for the DJIA. The release of the minutes from the Federal Reserve’s March meeting, which signaled that the Federal Reserve was about to stop raising rates served as the catalyst to the rally. Stocks generally edged higher through the end of April, as investors focused on strong first quarter earnings reports by a number of blue chip stocks. However, the positive trend was somewhat subdued by new inflation fears resulting from March economic data. Lower oil prices and a strong retail sales report for April helped to lift the DJIA to a six year high in early-May. Stocks traded flat on news of another rate increase by the Federal Reserve, which was followed by a sharp sell-off in mid-May as a larger than expected rise in April consumer prices sparked inflation fears. An

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upward revision to first quarter GDP growth provided a boost to stocks heading into late-May, but the rally was cut short as a drop in consumer-confidence numbers for May and concerns of slower economic growth hurting corporate profits spurred another sell-off in late-May. Despite closing up on the last day of May, the month of May was the worst monthly performance for the DJIA in eleven months.

        The down turn in the broader stock market continued during the first part of June 2006, as stocks tumbled after an inflation warning by the Federal Reserve Chairman stoked fears of future rate increases. Comparatively, stocks rallied in mid-June following reassuring inflation comments by the Federal Reserve Chairman. Higher interest rates dampened the rally ahead of the Federal Reserve meeting in late-June. Stocks surged higher following the Federal Reserve meeting in late-June, as comments from the Federal Reserve served to calm inflation worries and raised expectations of an end to the current cycle of rate increases.

        Geopolitical turmoil and higher oil prices pulled stocks lower at the start of the third quarter of 2006. The broader stock market rallied briefly in mid-July on comments from the Federal Reserve that hinted at the possibility of a pause in the current cycle of rate increases and some favorable second quarter earnings reports. After trading in a narrow range during late-July and early-August, stocks retreated following the Federal Reserve meeting in August. While the Federal Reserve left rates unchanged, stocks declined on concerns of an economic slow down. Favorable inflation data reflected in wholesale and retail prices for July provided a boost to stocks in mid-August. Stocks traded in a narrow range before strengthening at the end of August, as oil prices dropped below $70 a barrel for the first time in two months and the unemployment rate for August dropped to 4.7%. The DJIA moved to a four-month high in mid-September, with further declines in oil prices and the Federal Reserve’s decision to leave rates unchanged helping to sustain the positive trend. Stocks retreated modestly heading into late-September, as investors reacted negatively to an economic report showing a slow down in business activity in the Mid-Atlantic region. Lower oil prices and a strong consumer sentiment report helped stocks to rally at the close of the third quarter.

        The broader stock market rally was sustained into the fourth quarter of 2006, as the DJIA moved to an all-time high in early-October. Lower oil prices and growing expectations

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that the next move by the Federal Reserve would be to cut rates extended the stock market rally into mid-October, with the DJIA approaching the 12000 mark. The DJIA closed above 12000 heading into late-October, with optimism about corporate earnings, the Federal Reserve’s decision to hold rates steady and lower oil prices sustaining the rally. Despite a slight pullback at the end of October, the 3.4% gain in DJIA for October was the best monthly gain since November 2005. Stocks continued to edge lower at the beginning of November, but then rebounded strongly in mid-November. Favorable inflation data reflected in wholesale and consumer prices for October, merger news and upbeat comments by the Federal Reserve about interest rates were factors that contributed to rally in the broader market. Stocks traded in a narrow range ahead of the holiday shopping season in late-November. After posting a big one day loss in late-November on concerns about retail sales, lower oil prices, merger news and favorable economic reports provided a boost to stocks in early-December. The DIIA traded to record highs in mid- and late-December, as stocks benefited from some robust economic reports and investors betting on a strong finish for the year.

        Mixed fourth quarter earnings reports and investor nervousness ahead of the Federal Reserve rate meeting provided for a choppy trading market for thrift issues in mid- and late-January 2007. However, the broad stock market indices rebounded in February as the Federal Reserve left its short term interest rate benchmarks unchanged, oil and commodity prices continued to remain moderate, and inflation and economic news were generally benign. As a result, the DJIA reached a new record high on February 20, 2007, before pulling back slightly at the end of the trading week. As an indication of the general trends in the nation’s stock markets over the past year, as of March 9, 2007 the DJIA closed at 12,276.32, a decrease of 1.5% for the year and an increase of 11.9% over the last twelve months. Comparatively, the NASDAQ closed at 2387.55 on March 9, 2007, a decrease of 1.2% for the year and an increase of 6.1% over the last twelve months, while the S&P 500 closed at 1402.84, a decrease of 1.1% for the year and an increase of 10.3% over the last twelve months.

        The market for thrift stocks has been mixed during the past twelve months, but, in general, thrift stocks have been outperformed by the broader market during the past year. Reports of declining home sales, lower consumer confidence and higher oil prices depressed thrift stocks at the end of February 2006 and the first week of March 2006. Thrift stocks

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rebounded in conjunction with the broader market in mid-March 2006, as interest rate sensitive issues benefited from tame inflation data reflected in the February consumer price index. The proposed acquisition of North Fork Bancorp by Capital One helped to further the advance in thrift stocks, particularly in the Northeast states. Higher interest rates pushed thrift stocks lower in late-March, particularly after the Federal Reserve increased rates another quarter point and indicated that more rate increases were likely.

        Thrift issues traded in a narrow range during the first half of April 2006, in which mixed earnings reports and concerns about interest rates and inflation provided for an uneven trading market. Thrift stocks spiked higher in conjunction with the broader market heading into the second half of April, as investors reacted favorably to news that the Federal Reserve was contemplating an end to rate increases during its March meeting. The rally in thrift stocks was short-lived, with renewed concerns about interest rates and inflation providing for a modest pull back in thrift stocks during late-April. However, thrift stocks rebounded at the end of April, as comments from the Federal Reserve Chairman fueled speculation that the current cycle of Federal Reserve rate hikes may be nearing an end.

        Strength in the broader market sustained a rally in thrift stocks during early-May. Higher interest rates, weakness in the broader market and a drop in consumer confidence pushed thrift stocks lower in mid-May. Inflation fears continued the slide in thrift stocks in late-May, although thrift stocks closed out May advancing in conjunction with the broader market. Inflation fears, sparked by comments from the Federal Reserve Chairman, pulled thrift stocks lower along with the broader market in early-June. Acquisition speculation helped thrift stocks to stabilize ahead of the broader market heading into mid-June. Interest rate concerns weighed on thrift stocks in mid-June, although thrift stocks moved higher following comments from the Federal Reserve Chairman that eased inflationary concerns. Thrift stocks traded in a narrow range ahead of the Federal Reserve meeting in late-June and then rallied strongly following statements from the Federal Reserve that hinted at the possibility of taking a break from raising interest rates further.

        Activity in thrift stocks was neutral at the beginning of the third quarter of 2006, which was followed by a downturn in thrift stocks along with the broader market in mid-July.

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Comments from the Federal Reserve indicating expectations of inflation moderating and some positive second quarter earnings sparked a brief rally in thrift stocks, which was followed by a pull back in late-July. Earnings falling short of expectations due to margin compression contributed to the sell-off in thrift stocks. Thrift stocks bounced higher in early-August, as July employment data provided signs of a slowing economy and increased expectations that the Federal Reserve would stop raising rates. Mortgage data showing a drop in loan fundings reversed the positive trend in thrift stocks heading into mid-August, which was followed by an upturn in mid-August as thrift stocks participated in the broader market rally that was powered by favorable inflation data. Thrift stocks trended lower in late-August, reflecting concerns of a slowdown in housing. A favorable August employment report provided a boost to the thrift sector at the beginning of September. Inflationary fears prompted a brief sell-off in thrift stocks heading into mid-September, which was followed by a rebound as falling oil prices benefited stocks in general.

        Thrift stocks advanced at the start of the fourth quarter of 2006, based on economic data that suggested the economy was slowing and comments from the Federal Reserve Chairman that raised hopes of a decline in short-term interest rates. Acquisition news and strength in the broader market sustained the upward trend in thrift stocks into mid-October. Thrift stocks sold off with the broader market at the end of October and into early-November, as economic data showing slower growth raised concerns for some investors. Strength in the broader market supported a rebound in thrift stocks ahead of the national elections. Favorable inflation data boosted thrift and bank stocks along with the broader market in mid-November, while weaker than expected housing data pressured thrift and bank stocks lower heading into late-November. Merger news, including Bank of New York’s announced merger with Mellon Financial Corp., sparked gains in thrift and bank stocks in early-December. Thrift and bank stocks traded in a narrow range through mid-December, as the Federal Reserve left interest rates unchanged as expected. An upbeat on home sales helped thrift and bank stocks participate in the broader market rally in late-December.

        Thrift and bank stocks traded lower at the start of 2007, as a favorable employment report for December reduced expectations of the Federal Reserve cutting interest rates anytime soon. Mixed fourth quarter earnings reports provided for a choppy market for

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thrift and bank issues in mid-January 2007. In February, the market for thrift and bank stocks continued to trade in a narrow range as the inverted yield curve showed no signs of abating which, coupled with ongoing weakness in the real estate markets, meant that meaningful earnings growth for many banks and thrifts would be difficult to achieve over the foreseeable future. On March 9, 2007, the SNL Index for all publicly-traded thrifts closed at 1721.8, an increase of 6.2% from one year ago and a decrease of 5.9% year-to-date.

B.	The New Issue Market

        In addition to thrift stock market conditions in general, the new issue market for converting thrifts is also an important consideration in determining the Bank’s pro forma market value. The new issue market, including the market for secondary offerings, is separate and distinct from the market for seasoned fully converted thrift stocks in that the pricing ratios for both converting issues and secondary stock issuances are computed on a pro forma basis, specifically: (1) the numerator and denominator are both impacted by the conversion offering amount, unlike existing stock issues in which price change affects only the numerator; and (2) the pro forma pricing ratio incorporates assumptions regarding source and use of proceeds, effective tax rates, stock plan purchases, etc. which impact pro forma financials, whereas pricing for existing issues are based on reported financials. The distinction between pricing of converting and existing issues is perhaps no clearer than in the case of the price/book (“P/B”) ratio in that the P/B ratio of a converting thrift will typically result in a discount to tangible book value whereas in the current market for existing thrifts the P/B ratio often reflects a premium to book value. Therefore, it is appropriate to also consider the market for new issues, both at the time of the conversion and in the aftermarket.

        The market for thrift issues has been relatively stable over the past several quarters, with most converting issues having successful offerings and reflecting modest price appreciation in initial trading activity. In general, investor interest in smaller offerings with resulting less liquid trading markets has been for the most not as strong compared to larger offerings with more liquid trading markets. Table 4.2 provides data on conversions competed during the past three months. One standard conversion, two second step conversions and four mutual holding company offerings were completed during the past three months. The full stock

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Table 4.2
Pricing Characteristics and After-Market Trends
Recent Conversions Completed (Last Three Months)

Institutional Information			Pre-Conversion Data				Offering Information				Contribution to		Insider Purchases
			Financial Info.		Asset Quality						Charitable Found.		% Off Incl. Fdn.
													Benefit Plans				Initial
	Conver.			Equity/	NPAs/	Res.	Gross	%	% of	Exp./		% of		Recog.	Stk	Mgmt.&	Dividend
Institution	Date	Ticker	Assets	Assets	Assets	Cov.	Proc.	Offered	Mid.	Proc.	Form	Offering	ESOP	Plans	Option	Dirs.	Yield
			($Mil)	(%)	(%)	(%)	($Mil.)	(%)	(%)	(%)		(%)	(%)	(%)	(%)	(%)(2)	(%)

Standard Conversions
Hampden Bancorp, Inc., MA*	1/17/07	HBNK-NASDAQ	$ 483	6.73%	1.01%	81%	$ 75.7	100%	132%	2.4%	S	5.0%	8.0%	4.0%	10.0%	2.2%	0.00%

		Averages - Standard Conversions:	$ 483	6.73%	1.01%	81%	$ 75.7	100%	132%	2.4%	N.A.	N.A.	8.0%	4.0%	10.0%	2.2%	0.00%
		Medians - Standard Conversions:	$ 483	6.73%	1.01%	81%	$ 75.7	100%	132%	2.4%	N.A.	N.A.	8.0%	4.0%	10.0%	2.2%	0.00%

Second Step Conversions
Osage Bancshares, Inc., OK	1/18/07	OSBK-NASDAQ	$ 117	11.31%	0.08%	1751%	$ 25.1	70%	100%	3.2%	N.A.	N.A.	8.0%	2.9%	7.2%	2.8%	3.81%
Westfield Financial, Inc., MA*	1/4/07	WFD-AMEX	$ 837	13.97%	0.08%	757%	$ 184.0	58%	115%	1.6%	N.A.	N.A.	4.0%	3.4%	8.5%	0.6%	1.80%

		Averages - Second Step Conversions:	$ 477	12.64%	0.08%	1254%	$ 104.6	64%	108%	2.4%	N.A.	N.A.	6.0%	3.1%	7.8%	1.7%	2.81%
		Medians - Second Step Conversions:	$ 477	12.64%	0.08%	1254%	$ 104.6	64%	108%	2.4%	N.A.	N.A.	6.0%	3.1%	7.8%	1.7%	2.81%

Mutual Holding Company Conversions
Oritani Financial Corp., NJ	1/24/07	ORIT-NASDAQ	$1,069	14.24%	0.04%	1675%	$ 121.7	30%	132%	1.6%	C/S	1MM/6.67%	12.3%	6.1%	15.3%	2.8%	0.00%
Polonia Bancorp, PA	1/16/07	PBCP-OTCBB	$ 167	7.11%	0.15%	298%	$ 14.9	45%	132%	5.7%	N.A.	N.A.	8.7%	4.4%	10.9%	10.8%	0.00%
MSB Financial Corp., NJ*	1/5/07	MSBF-NASDAQ	$ 276	7.12%	0.66%	51%	$ 25.3	45%	132%	3.2%	N.A.	N.A.	8.0%	4.4%	10.9%	5.2%	0.00%
MainStreet Financial Corp., MI*	12/27/06	MSFN-OTCBB	$ 115	5.31%	1.00%	49%	$ 3.6	47%	95%	18.6%	N.A.	N.A.	8.0%	0.0%	0.0%	9.2%	0.00%

		Averages - Mutual Holding Company Conversions:	$ 407	8.45%	0.46%	518%	$ 41.3	42%	123%	7.2%	NA	NA	9.2%	3.7%	9.3%	7.0%	0.00%
		Medians - Mutual Holding Company Conversions:	$ 222	7.12%	0.41%	174%	$ 20.1	45%	132%	4.4%	NA	NA	8.4%	4.4%	10.9%	7.2%	0.00%

		Averages - All Conversions:	$ 438	9.40%	0.43%	666%	$64.3	56%	120%	5.2%	NA	NA	8.1%	3.6%	9.0%	4.8%	0.80%
		Medians - All Conversions:	$ 276	7.12%	0.15%	298%	$25.3	47%	132%	3.2%	NA	NA	8.0%	4.0%	10.0%	2.8%	0.00%

Institutional Information			Pro Forma Data							Post-IPO Pricing Trends
			Pricing Ratios(3)			Financial Charac.				Closing Price:
										First		After		After
	Conver.			Core		Core		Core	IPO	Trading	%	First	%	First	%	Thru	%
Institution	Date	Ticker	P/TB	P/E	P/A	ROA	TE/A	ROE	Price	Day	Change	Week(4)	Change	Month(5)	Change	3/9/07	Change
			(%)	(x)	(%)	(%)	(%)	(%)	($)	($)	(%)	($)	(%)	($)	(%)	($)	(%)

Standard Conversions
Hampden Bancorp, Inc., MA*	1/17/07	HBNK-NASDAQ	81.0%	46.9x	14.5%	0.3%	17.9%	1.7%	$10.00	$12.82	28.2%	$12.50	25.0%	$12.34	23.4%	$12.30	23.0%

		Averages - Standard Conversions:	81.0%	46.9x	14.5%	0.3%	17.9%	1.7%	$10.00	$12.82	28.2%	$12.50	25.0%	$12.34	23.4%	$12.30	23.0%
		Medians - Standard Conversions:	81.0%	46.9x	14.5%	0.3%	17.9%	1.7%	$10.00	$12.82	28.2%	$12.50	25.0%	$12.34	23.4%	$12.30	23.0%

Second Step Conversions
Osage Bancshares, Inc., OK	1/18/07	OSBK-NASDAQ	103.0%	34.2x	25.9%	0.8%	25.1%	3.0%	$10.00	$9.95	-0.5%	$9.95	-0.5%	$9.32	-6.8%	$9.70	-3.0%
Westfield Financial, Inc., MA*	1/4/07	WFD-AMEX	111.2%	34.0x	31.7%	0.9%	28.5%	3.3%	$10.00	$10.70	7.0%	$10.75	7.5%	$10.90	9.0%	$10.40	4.0%

		Averages - Second Step Conversions:	107.1%	34.1x	28.8%	0.8%	26.8%	3.1%	$10.00	$10.33	3.2%	$10.35	3.5%	$10.11	1.1%	$10.05	0.5%
		Medians - Second Step Conversions:	107.1%	34.1x	28.8%	0.8%	26.8%	3.1%	$10.00	$10.33	3.2%	$10.35	3.5%	$10.11	1.1%	$10.05	0.5%

Mutual Holding Company Conversions
Oritani Financial Corp., NJ	1/24/07	ORIT-NASDAQ	82.8%	32.7x	28.8%	0.7%	21.5%	3.2%	$10.00	$15.97	59.7%	$15.35	53.5%	$15.50	55.0%	$15.39	53.9%
Polonia Bancorp, PA	1/16/07	PBCP-OTCBB	82.8%	45.7x	16.9%	0.3%	13.3%	2.0%	$10.00	$10.10	1.0%	$10.01	0.1%	$10.06	0.6%	$10.05	0.5%
MSB Financial Corp., NJ*	1/5/07	MSBF-NASDAQ	83.3%	33.0x	17.4%	0.5%	13.8%	3.3%	$10.00	$12.30	23.0%	$12.10	21.0%	$11.93	19.3%	$11.50	15.0%
MainStreet Financial Corp., MI*	12/27/06	MSFN-OTCBB	69.1%	NM	6.4%	-0.2%	6.6%	-2.9%	$10.00	$11.00	10.0%	$11.00	10.0%	$9.75	-2.5%	$9.65	-3.5%

		Averages - Mutual Holding Company Conversions:	79.5%	37.1x	17.4%	0.3%	13.8%	1.4%	$10.00	$12.34	23.4%	$12.12	21.2%	$11.81	18.1%	$11.65	16.5%
		Medians - Mutual Holding Company Conversions:	82.8%	33.0x	17.1%	0.4%	13.6%	2.6%	$10.00	$11.65	16.5%	$11.55	15.5%	$11.00	10.0%	$10.78	7.8%

		Averages - All Conversions:	87.6%	37.7x	20.2%	0.5%	18.1%	2.0%	$10.00	$11.83	18.3%	$11.67	16.7%	$11.40	14.0%	$11.28	12.8%
		Medians - All Conversions:	82.8%	34.1x	17.4%	0.5%	17.9%	3.0%	$10.00	$11.00	10.0%	$11.00	10.0%	$10.90	9.0%	$10.40	4.0%

Note: * - Appraisal performed by RP Financial; BOLD=RP Financial did the Conversion Business Plan. “NT” - Not Traded; “NA” - Not Applicable, Not Available; C/S-Cash/Stock.

(1)	Non-OTS regulated thrift.
(2)	As a percent of MHC offering for MHC transactions.
(3)	Does not take into account the adoption of SOP 93-6.
(4)	Latest price if offering is less than one week old.
(5)	Latest price if offering is more than one week but less than one month old.
(6)	Mutual holding company pro forma data on full conversion basis.
(7)	Simultaneously completed acquisition of another financial institution.
(8)	Simultaneously converted to a commercial bank charter.
(9)	Former credit union.
March 9, 2007

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conversion was considered to be more relevant for purposes of our analysis. The standard conversion closed at the supermaximum, and the closing pro forma price/tangible book ratio of the standard conversion offering equaled 81.0%. The price of the standard offering reflected price increases of 28.2%, 25.0% and 23.4% after the first day, first week and first month of trading, respectively, and the stock price has increased by 23.0% through March 9, 2007. Table 4.3 presents trading pricing and ratios for the three thrifts (two second step conversions and one standard conversion) that are publicly traded, all of which trade on NASDAQ or AMEX. As of March 9, 2007, these companies were trading at an average price/tangible book value ratio of 104.89% and an average price/core earnings multiple of 33.6 times.

C.	The Acquisition Market

        Also considered in the valuation was the potential impact on Quaint Oak’s stock price of recently completed and pending acquisitions of other financial institutions operating in Pennsylvania. As shown in Exhibit IV-4, between 2003 through year-to-date 2007, there were 14 mergers involving the acquisition of a Pennsylvania-based savings institution. To the extent that acquisition speculation may impact the Bank’s offering, we have largely taken this into account in selecting companies for the Peer Group which operate in markets that have experienced a comparable or more significant level of acquisition activity as the Bank’s market and, thus, are subject to the same type of acquisition speculation that may influence Quaint Oak’s stock. However, since converting thrifts are subject to a three-year regulatory moratorium from being acquired, acquisition speculation in Quaint Oak’s stock would tend to be less compared to the stocks of the Peer Group companies.

* * * * * * * * * * *

        In determining our valuation adjustment for marketing of the issue, we considered trends in the overall thrift market, the new issue market and the local acquisition market for thrift stocks. Taking these factors and trends into account, RP Financial concluded that no adjustment was appropriate in the valuation analysis for purposes of marketing of the issue.

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Table 4.3
Market Pricing Comparatives
Prices As of March 9, 2007

		Market Capitalization		Per Share Data		Pricing Ratios(3)
				Core	Book
		Price/	Market	12 Month	Value/
Financial Institution		Share(1)	Value	EPS(2)	Share	P/E	P/B	P/A	P/TB	P/Core
		($)	($Mil)	($)	($)	(x)	(%)	(%)	(%)	(x)

All Public Companies		$18.64	$407.69	$0.86	$13.31	19.35x	146.53%	17.73%	165.24%	19.88x
Special Selection Grouping(8)		$10.82	$154.96	$0.22	$10.38	33.62x	104.89%	25.45%	104.89%	33.62x

Comparable Group

Special Comparative Group(8)
HBNK	Hampden Bancorp, Inc. of MA	$12.30	$97.79	$0.21	$12.35	NM	99.60%	17.83%	99.60%	NM
WFD	New Westfield Financial Inc. of MA	$10.40	$332.01	$0.15	$9.07	NM	114.66%	33.30%	114.66%	NM
OSBK	Osage Bancshares, Inc. of OK	$9.75	$35.10	$0.29	$9.71	33.62x	100.41%	25.23%	100.41%	33.62x

		Dividends(4)			Financial Characteristics(6)
		Amount/		Payout	Total	Equity/	NPAs/	Reported		Core
Financial Institution		Share	Yield	Ratio(5)	Assets	Assets	Assets	ROA	ROE	ROA	ROE
		($)	(%)	(%)	($Mil)	(%)	(%)	(%)	(%)	(%)	(%)

All Public Companies		$0.40	2.11%	33.86%	$3,019	12.08%	0.54%	0.60%	6.41%	0.59%	5.78%
Special Selection Grouping(8)		$0.15	1.46%	0.00%	$561	24.02%	0.55%	0.53%	2.59%	0.54%	2.62%

Comparable Group

Special Comparative Group(8)
HBNK	Hampden Bancorp, Inc. of MA	$0.00	0.00%	0.00%	$548	17.91%	1.01%	0.29%	1.62%	0.30%	1.70%
WFD	New Westfield Financial Inc. of MA	$0.20	1.92%	NM	$997	29.04%	0.08%	0.56%	3.18%	0.56%	3.18%
OSBK	Osage Bancshares, Inc. of OK	$0.24	2.46%	NM	$139	25.12%	NA	0.75%	2.99%	0.75%	2.99%

(1)	Average of High/Low or Bid/Ask price per share.
(2)	EPS (estimate core basis) is based on actual trailing 12 month data, adjusted to omit non-operating items (including the SAIF assessment) on a tax-effected basis, and is shown on a pro forma basis where appropriate.
(3)	P/E = Price to earnings; P/B = Price to book; P/A = Price to assets; P/TB = Price to tangible book value; and P/Core = Price to core earnings.
(4)	Indicated 12 month dividend, based on last quarterly dividend declared.
(5)	Indicated 12 month dividend as a percent of trailing 12 month estimated core earnings.
(6)	ROA (return on assets) and ROE (return on equity) are indicated ratios based on trailing 12 month common earnings and average common equity and total assets balances.
(7)	Excludes from averages and medians those companies the subject of actual or rumored acquisition activities or unusual operating characteristics.
(8)	Includes Converted Last 3 Months (no MHC).

Source:	Corporate reports, offering circulars, and RP® Financial, LC. calculations. The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2007 by RP® Financial, LC.

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8.	Management

        Quaint Oak’s management team appears to have experience and expertise in all of the key areas of the Bank’s operations. Exhibit IV-5 provides summary information of Quaint Oak’s Board of Directors and senior management. The financial characteristics of the Bank suggest that the Board and senior management have been effective in implementing an operating strategy that can be well managed by the Bank’s present organizational structure. The Bank currently does not have any senior management positions that are vacant.

        Similarly, the returns, capital positions and other operating measures of the Peer Group companies are indicative of well-managed financial institutions, which have Boards and management teams that have been effective in implementing competitive operating strategies. Therefore, on balance, we concluded no valuation adjustment relative to the Peer Group was appropriate for this factor.

9.	Effect of Government Regulation and Regulatory Reform

        As a fully-converted FDIC and Pennsylvania-regulated institution, Quaint Oak will operate in substantially the same regulatory environment as the Peer Group members -- all of whom are adequately capitalized institutions and are operating with no apparent restrictions. Exhibit IV-6 reflects the Bank’s pro forma regulatory capital ratios. On balance, no adjustment has been applied for the effect of government regulation and regulatory reform.

Summary of Adjustments

        Overall, based on the factors discussed above, we concluded that the Bank’s pro forma market value should reflect the following valuation adjustments relative to the Peer Group:

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Table 4.4
Valuation Adjustments
Quaint Oak Bancorp, Inc. and the Peer Group Companies

Key Valuation Parameters:	Valuation Adjustment
Financial Condition	Slight Upward
Profitability, Growth and Viability of Earnings	Moderate Upward
Asset Growth	Slight Upward
Primary Market Area	No Adjustment
Dividends	No Adjustment
Liquidity of the Shares	Slight Downward
Marketing of the Issue	No Adjustment
Management	No Adjustment
Effect of Government Regulations and Regulatory Reform	No Adjustment

Valuation Approaches

        In applying the accepted valuation methodology promulgated by the OTS and adopted by the FDIC and the Pennsylvania Department of Banking, i.e., the pro forma market value approach, we considered the three key pricing ratios in valuing Quaint Oak’s to-be-issued stock -- price/earnings (“P/E”), price/book (“P/B”), and price/assets (“P/A”) approaches -- all performed on a pro forma basis including the effects of the stock proceeds. In computing the pro forma impact of the conversion and the related pricing ratios, we have incorporated the valuation parameters disclosed in Quaint Oak’s prospectus for offering expenses, reinvestment rate, effective tax rate and stock benefit plan assumptions (summarized in Exhibits IV-7 and IV-8).

        RP Financial’s valuation placed an emphasis on the following:

•	P/E Approach. The P/E approach is generally the best indicator of long-term value for a stock. Given the similarities between the Bank’s and the Peer Group’s operating strategies, earnings composition and overall financial condition, the P/E approach was carefully considered in this valuation. At the same time, since reported earnings for the Peer Group included certain non-recurring items, we also made adjustments to earnings to arrive at core earnings estimates for the Peer Group and resulting price/core earnings ratios. The Bank had no non-recurring items, so there were no adjustments made.
•	P/B Approach. P/B ratios have generally served as a useful benchmark in the valuation of thrift stocks, particularly in the context of a public

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offering, as the earnings approach involves assumptions regarding the use of proceeds. RP Financial considered the P/B approach to be a useful indicator of pro forma value, taking into account the pricing ratios under the P/E and P/A approaches. We have also modified the P/B approach to exclude the impact of intangible assets (i.e., price/tangible book value or “P/TB”), in that the investment community frequently makes this adjustment in its evaluation of this pricing approach.

•	P/A Approach. P/A ratios are generally a less reliable indicator of market value, as investors typically assign less weight to assets and attribute greater weight to book value and earnings - we have also given less weight to the assets approach. Furthermore, this approach as set forth in the regulatory valuation guidelines does not take into account the amount of stock purchases funded by deposit withdrawals, thus understating the pro forma P/A ratio. At the same time, the P/A ratio is an indicator of franchise value, and, in the case of highly capitalized institutions, high P/A ratios may limit the investment community’s willingness to pay market multiples for earnings or book value when ROE is expected to be low.

        The Bank will adopt Statement of Position (“SOP”) 93-6, which will cause earnings per share computations to be based on shares issued and outstanding excluding unreleased ESOP shares. For purposes of preparing the pro forma pricing analyses, we have reflected all shares issued in the offering, including all ESOP shares, to capture the full dilutive impact, particularly since the ESOP shares are economically dilutive, receive dividends and can be voted. However, we did consider the impact of the adoption of SOP 93-6 in the valuation.

        Based on the application of the three valuation approaches, taking into consideration the valuation adjustments discussed above and the dilutive impact of the stock contribution to the Foundation, RP Financial concluded that, as of March 9, 2007, the pro forma market value of Quaint Oak’s conversion stock was $10,500,000 at the midpoint, equal to 1,050,000 shares at $10.00 per share.

        1. Price-to-Earnings (“P/E”). The application of the P/E valuation method requires calculating the Bank’s pro forma market value by applying a valuation P/E multiple to the pro forma earnings base. In applying this technique, we considered both reported earnings and a recurring earnings base, that is, earnings adjusted to exclude any one-time non-operating items, plus the estimated after-tax earnings benefit of the reinvestment of the net proceeds. The Bank’s reported earnings equaled $570,000 for the 12 months ended December 31, 2006. In deriving

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Quaint Oak’s estimated core earnings for purposes of the valuation, no adjustments were made, therefore reported earnings equaled core earnings. (Note: see Exhibit IV-9 for the adjustments applied to the Peer Group’s earnings in the calculation of core earnings).

        Based on Quaint Oak’s reported and estimated core earnings and incorporating the impact of the pro forma assumptions discussed previously, the Bank’s pro forma reported P/E multiple at the $10.5 million midpoint value equaled 15.52 times, respectively, which provided for a discount of 7.7% and 7.1% relative to the Peer Group’s average reported and core P/E multiples of 16.82 times and 16.71 times, respectively (see Table 4.5). Relative to the Peer Group’s median reported and core P/E multiples of 15.02 times and 15.83 times, respectively, the Bank’s pro forma reported and core P/E multiples at the $10.5 million midpoint value provided for a premium of 3.3% and a discount of 2.0%, respectively. At the top of the superrange, the Bank’s reported P/E multiple equaled 19.39 times, respectively. In comparison to the Peer Group’s average reported and core P/E multiples, the Bank’s P/E multiples at the top of the superrange reflected premiums of 15.3% and 16.0% on a reported and core earnings basis, respectively. Relative to the Peer Group’s median reported and core P/E multiples of 15.02 times and 15.83 times, respectively, the Bank’s pro forma reported and core P/E multiples at the superrange value provided for premiums of 29.1% and 16.0%, respectively.

        2. Price-to-Book (“P/B”). The application of the P/B valuation method requires calculating the Bank’s pro forma market value by applying a valuation P/B ratio, as derived from the Peer Group’s P/B ratio to Quaint Oak’s pro forma book value. Based on the $10.5 million midpoint valuation, Quaint Oak’s pro forma P/B and P/TB ratios both equaled 78.20%. In comparison to the average P/B and P/TB ratios for the Peer Group of 124.85% and 128.90%, the Bank’s ratios reflected a discount of 37.4% on a P/B basis and a discount of 39.3% on a P/TB basis. In comparison to the median P/B and P/TB ratios for the Peer Group of 128.51% and 131.08%, the Bank’s ratio reflected a discount of 39.2% on a P/B basis and a discount of 40.3% on a P/TB basis. At the top of the superrange, the Bank’s P/B and P/TB ratios both equaled 84.64%. In comparison to the Peer Group’s average P/B and P/TB ratios, the Bank’s P/B and P/TB ratios at the top of the superrange reflected discounts of 32.2% and 34.3%, respectively. In comparison to the Peer Group’s median P/B and P/TB ratios, the Bank’s P/B and P/TB ratios at

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Table 4.5
Public Market Pricing
Quaint Oak Bancorp, Inc. of PA and the Comparables
As of March 9, 2007

		Market Capitalization		Per Share Data		Pricing Ratios(3)
				Core	Book
		Price/	Market	12 Month	Value/
		Share(1)	Value	EPS(2)	Share	P/E	P/B	P/A	P/TB	P/Core
		($)	($Mil)	($)	($)	(x)	(%)	(%)	(%)	(x)
Quaint Oak Bancorp, Inc. of PA
Superrange		$10.00	$13.89	$0.52	$11.82	19.39x	84.64%	19.05%	84.64%	19.39x
Maximum		$10.00	$12.08	$0.58	$12.27	17.37x	81.52%	16.94%	81.52%	17.37x
Midpoint		$10.00	$10.50	$0.64	$12.79	15.52x	78.20%	15.02%	78.20%	15.52x
Minimum		$10.00	$8.93	$0.74	$13.49	13.56x	74.12%	13.03%	74.12%	13.56x

All Public Companies(7)
Averages		$18.64	$407.69	$0.86	$13.31	19.35x	146.53%	17.73%	165.24%	19.88x
Medians		16.02	102.22	0.61	11.29	16.53x	134.33%	14.50%	160.01%	17.32x

All Non-MHC State of PA(7)
Averages		$19.47	$1,319.99	$1.21	$15.50	16.21x	123.53%	10.29%	152.83%	15.26x
Medians		$17.53	$112.92	$1.07	$13.76	15.81x	128.51%	9.21%	141.79%	16.22x

Comparable Group Averages
Averages		$16.49	$49.15	$1.10	$12.97	16.82x	124.85%	13.62%	128.90%	16.71x
Medians		$16.20	$38.43	$0.96	$12.82	15.02x	128.51%	11.13%	131.08%	15.83x

Comparable Group
BRBI	Blue River Bancshares of IN	$5.75	$20.17	$0.41	$5.12	14.02x	112.30%	9.40%	138.55%	14.02x
ESBK	Elmira Savings Bank, FSB of NY	$29.30	$38.97	$2.32	$18.25	14.15x	160.55%	10.82%	162.33%	12.63x
FFDF	FFD Financial Corp. of Dover OH	$17.30	$19.13	$1.41	$15.82	11.38x	109.36%	11.44%	109.36%	12.27x
PEDE	Great Pee Dee Bancorp of SC	$16.00	$28.62	$0.91	$15.17	17.20x	105.47%	13.00%	107.82%	17.58x
HARL	Harleysville Savings Fin. Corp. of PA	$16.53	$63.82	$1.00	$12.64	16.53x	130.78%	8.51%	130.78%	16.53x
MFLR	Mayflower Co-Op. Bank of MA	$12.10	$25.31	$0.60	$9.24	22.83x	130.95%	10.44%	131.38%	20.17x
ROME	Rome Bancorp, Inc. of Rome NY	$12.57	$106.41	$0.40	$9.13	31.43x	137.68%	35.68%	137.68%	31.43x
THRD	TF Financial Corp. of Newtown PA	$30.50	$87.66	$1.88	$23.09	15.89x	132.09%	13.41%	141.79%	16.22x
WVFC	WVS Financial Corp. of PA	$16.40	$37.88	$1.51	$12.99	10.86x	126.25%	9.07%	126.25%	10.86x
WSB	Washington SB, FSB of Bowie MD	$8.49	$63.53	$0.55	$8.24	13.92x	103.03%	14.47%	103.03%	15.44x

		Dividends(4)			Financial Characteristics(6)
		Amount/		Payout	Total	Equity/	NPAs/	Reported		Core
		Share	Yield	Ratio(5)	Assets	Assets	Assets	ROA	ROE	ROA	ROE
		($)	(%)	(%)	($Mil)	(%)	(%)	(%)	(%)	(%)	(%)
Quaint Oak Bancorp, Inc. of PA
Superrange		$0.00	0.00%	0.00%	$73	22.51%	6.45%	0.98%	4.37%	0.98%	4.37%
Maximum		$0.00	0.00%	0.00%	$71	20.78%	6.59%	0.97%	4.69%	0.97%	4.69%
Midpoint		$0.00	0.00%	0.00%	$70	19.21%	6.72%	0.97%	5.04%	0.97%	5.04%
Minimum		$0.00	0.00%	0.00%	$69	17.58%	6.86%	0.96%	5.46%	0.96%	5.46%

All Public Companies(7)
Averages		$0.40	2.11%	33.86%	$3,019	12.08%	0.54%	0.60%	6.41%	0.59%	5.78%
Medians		$0.32	2.10%	18.48%	$777	10.40%	0.31%	0.61%	5.74%	0.63%	5.90%

All Non-MHC State of PA(7)
Averages		$0.50	2.75%	40.67%	$10,168	8.51%	0.39%	0.62%	7.67%	0.65%	8.02%
Medians		$0.52	2.84%	21.40%	$1,145	7.02%	0.37%	0.66%	7.51%	0.75%	8.23%

Comparable Group Averages
Averages		$0.51	2.99%	46.05%	$376	10.96%	0.75%	0.80%	8.14%	0.79%	8.19%
Medians		$0.60	3.05%	42.38%	$329	9.26%	0.33%	0.82%	8.12%	0.82%	8.12%

Comparable Group
BRBI	Blue River Bancshares of IN	$0.08	1.39%	19.51%	$214	8.37%	2.78%	0.67%	8.25%	0.67%	8.25%
ESBK	Elmira Savings Bank, FSB of NY	$0.84	2.87%	36.21%	$360	6.74%	0.08%	0.82%	11.92%	0.91%	13.36%
FFDF	FFD Financial Corp. of Dover OH	$0.56	3.24%	39.72%	$167	10.46%	0.81%	1.03%	9.23%	0.95%	8.56%
PEDE	Great Pee Dee Bancorp of SC	$0.64	4.00%	70.33%	$220	12.33%	0.28%	0.77%	6.16%	0.75%	6.03%
HARL	Harleysville Savings Fin. Corp. of PA	$0.68	4.11%	68.00%	$750	6.51%	NA	0.50%	7.99%	0.50%	7.99%
MFLR	Mayflower Co-Op. Bank of MA	$0.40	3.31%	66.67%	$242	7.97%	NA	0.46%	5.90%	0.52%	6.68%
ROME	Rome Bancorp, Inc. of Rome NY	$0.32	2.55%	NM	$299	25.88%	0.38%	1.12%	3.97%	1.12%	3.97%
THRD	TF Financial Corp. of Newtown PA	$0.80	2.62%	42.55%	$654	10.15%	0.17%	0.83%	8.64%	0.81%	8.46%
WVFC	WVS Financial Corp. of PA	$0.64	3.90%	42.38%	$417	7.19%	NA	0.83%	11.68%	0.83%	11.68%
WSB	Washington SB, FSB of Bowie MD	$0.16	1.88%	29.09%	$439	14.04%	NA	0.96%	7.69%	0.87%	6.94%

(1)	Average of High/Low or Bid/Ask price per share.
(2)	EPS (estimate core basis) is based on actual trailing 12 month data, adjusted to omit non-operating items on a tax-effected basis, and is shown on a pro forma basis where appropriate.
(3)	P/E = Price to earnings; P/B = Price to book; P/A = Price to assets; P/TB = Price to tangible book value; and P/Core = Price to core earnings.
(4)	Indicated 12 month dividend, based on last quarterly dividend declared.
(5)	Indicated 12 month dividend as a percent of trailing 12 month estimated core earnings.
(6)	ROA (return on assets) and ROE (return on equity) are indicated ratios based on trailing 12 month common earnings and average common equity and total assets balances.
(7)	Excludes from averages and medians those companies the subject of actual or rumored acquisition activities or unusual operating characteristics.

Source:	Corporate reports, offering circulars, and RP Financial, LC. calculations. The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2007 by RP® Financial, LC.

RP® Financial, LC.
Page 4.23

the top of the super range reflected discounts of 34.1% and 35.4%, respectively. RP Financial considered the discounts under the P/B approach to be reasonable, in light of the previously referenced valuation adjustments, the nature of the calculation of the P/B ratio which mathematically results in a ratio discounted to book value and the resulting premium pricing ratios indicated under the earnings approach.

        3. Price-to-Assets (“P/A”). The P/A valuation methodology determines market value by applying a valuation P/A ratio to the Bank’s pro forma asset base, conservatively assuming no deposit withdrawals are made to fund stock purchases. In all likelihood there will be deposit withdrawals, which results in understating the pro forma P/A ratio which is computed herein. At the midpoint of the valuation range, Quaint Oak’s value equaled 15.02% of pro forma assets. Comparatively, the Peer Group companies exhibited an average P/A ratio of 13.62%, which implies a premium of 10.3% has been applied to the Bank’s pro forma P/A ratio. The Peer Group companies exhibited a median P/A ratio of 11.13%, which implies a premium of 35.0% has been applied to the Bank’s pro forma P/A ratio.

Comparison to Recent Offerings

        As indicated at the beginning of this chapter, RP Financial’s analysis of recent conversion offering pricing characteristics at closing and in the aftermarket has been limited to a “technical” analysis and, thus, the pricing characteristics of recent conversion offerings can not be a primary determinate of value. Particular focus was placed on the P/TB approach in this analysis, since the P/E multiples do not reflect the actual impact of reinvestment and the source of the stock proceeds (i.e., external funds vs. deposit withdrawals). As discussed previously, there has been one standard conversion completed within the past three months, which closed its offering at a closing P/TB ratio of 81.0%. In comparison to this pro forma closing ratio, the Bank’s P/TB ratio of 78.2% at the midpoint value reflects an implied discount of 3.5%. At the top of the superrange, the Bank’s pro forma P/TB ratio of 84.6% reflected an implied premium of 4.5% relative to the recent standard conversion. As of March 9, 2007, this company was trading at $12.30 per share, or a P/TB ratio of 99.6%. Quaint Oak’s P/TB ratio of 78.2% at the midpoint value reflected an implied discount of 21.5% relative to the current trading ratio for the one recent standard conversion, and at the top of the superrange the discount narrows to 15.0%.

RP® Financial, LC.
Page 4.24

Valuation Conclusion

        Based on the foregoing, it is our opinion that, as of March 9, 2007, the estimated aggregate pro forma market value of the shares to be issued immediately following the conversion, equaled $10,500,000 at the midpoint, equal to 1,050,000 shares offered at a per share value of $10.00. Pursuant to conversion guidelines, the 15% offering range indicates a minimum value of $8,925,000 and a maximum value of $12,075,000. Based on the $10.00 per share offering price determined by the Board, this valuation range equates to total shares outstanding of 892,500 at the minimum and 1,207,500 at the maximum. In the event the appraised value is subject to an increase, the aggregate pro forma market value may be increased up to a supermaximum value of $13,886,250 without a resolicitation. Based on the $10.00 per share offering price, the supermaximum value would result in total shares outstanding of 1,388,625. Based on this valuation range, the offering range is as follows: $8,925,000 at the minimum, $10,500,000 at the midpoint, $12,075,000 at the maximum and $13,886,250 at the supermaximum. Based on the $10.00 per share offering price, the number of offering shares is as follows: 892,500 at the minimum, 1,050,000 at the midpoint, 1,207,500 at the maximum and 1,388,625 at the supermaximum. The pro forma valuation calculations relative to the Peer Group are shown in Table 4.5 and are detailed in Exhibit IV-7 and Exhibit IV-8.